UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Navigant Consulting, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2016

Dear Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Navigant Consulting, Inc., which will be held at 10 South Wacker Drive, 12th Floor, Chicago, Illinois 60606 on Tuesday, May 17, 2016, at 10:00 a.m., Central time.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the meeting. You may also vote your shares by telephone or the Internet. Even if you submit your vote prior to the meeting, you may subsequently withdraw your proxy and vote in person at the meeting.

We look forward to meeting those of you who will be able to attend the meeting.

Sincerely,

Julie M. Howard

Chairman and Chief Executive Officer

NAVIGANT CONSULTING, INC.

30 S. Wacker Drive, Suite 3550

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Navigant Consulting, Inc.:

We will hold the Annual Meeting of Shareholders of Navigant Consulting, Inc. (the “Company”) at 10 South Wacker Drive, 12th Floor, Chicago, Illinois 60606 on Tuesday, May 17, 2016 at 10:00 a.m., Central time. The purposes of the meeting are to:

1.	Elect the eight nominees identified in the Proxy Statement to our Board of Directors to serve for one-year terms;

2.	Approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement;

3.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2016; and

4.	Transact any other business properly brought before the meeting, or any adjournments or postponements of the meeting.

If you were a shareholder of record at the close of business on March 31, 2016, you are entitled to notice of, and to vote at, the annual meeting.

IMPORTANT

Whether or not you expect to attend the annual meeting, we urge you to vote your shares as soon as possible. You may sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. You may also vote by telephone or the Internet by following the instructions on the enclosed proxy card. Sending in your proxy will not prevent you from attending and personally voting your shares at the annual meeting because you have the right to revoke your proxy at any time before it is voted.

We have also enclosed the Proxy Statement and 2015 Annual Report to Shareholders, which includes our Form 10-K for the year ended December 31, 2015, with this Notice of Annual Meeting.

By Order of the Board of Directors,

Monica M. Weed

Secretary

Chicago, Illinois

April 8, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2016

The Notice of Annual Meeting and Proxy Statement are available on our website at

www.navigant.com/2016proxy. The 2015 Annual Report to Shareholders, which includes our Form 10-K for the year ended December 31, 2015, is available on our website at

www.navigant.com/2015annualreport.

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY BY TELEPHONE (800-690-6903)

OR THE INTERNET BY VISITING www.proxyvote.com

OR

MARK, SIGN, DATE AND RETURN YOUR PROXY CARD BY MAIL

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

NAVIGANT CONSULTING, INC.

30 S. Wacker Drive, Suite 3550

Chicago, Illinois 60606

PROXY STATEMENT

This Proxy Statement is being mailed or otherwise furnished to our shareholders on or about April 8, 2016 in connection with the solicitation of proxies by our Board of Directors for the 2016 Annual Meeting of Shareholders of Navigant Consulting, Inc. being held on May 17, 2016. The words “we,” “us,” “our” and the “Company” used throughout this Proxy Statement refer to Navigant Consulting, Inc.

QUESTIONS AND ANSWERS

Q:	What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote at the annual meeting. You may also choose to abstain from voting. The proxies for our 2016 Annual Meeting of Shareholders are being solicited by our Board of Directors.

Q:	What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the Securities and Exchange Commission (“SEC”) that, among other things, explains the items on which you are asked to vote on the proxy card.

Q:	What am I being asked to vote on at the annual meeting?

A:	At the annual meeting, our shareholders are asked to:

•	elect the eight nominees identified in this Proxy Statement to our Board of Directors for one-year terms (see page 4);

•	approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement (see page 46);

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016 (see page 48); and

•	transact any other business properly brought before the meeting or any adjournments or postponements of the meeting.

Q:	Who is entitled to vote?

A:	Only holders of our common stock as of the close of business on the record date, March 31, 2016, are entitled to vote at the annual meeting. Each outstanding share of our common stock is entitled to one vote. There were 47,339,286 shares of our common stock outstanding as of the close of business on March 31, 2016.

Q:	How do I cast my vote?

A:	If you hold your shares directly in your own name, you are a “registered shareholder” and may vote in person at the annual meeting or may complete and submit a proxy by mail, telephone or the Internet. If your shares are registered in the name of a broker or other nominee, you are a “street-name shareholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q:	How do I vote by telephone or the Internet?

A:	If you are a registered shareholder, you may vote by telephone or the Internet by following the instructions on your proxy card. If you are a street-name shareholder, your broker or other nominee will provide a voting instruction card for you to use in directing your broker or other nominee how to vote your shares.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes and act as the inspector of election for the annual meeting.

Q:	Can I change my vote after I have voted?

A:

A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from our corporate secretary at Navigant Consulting, Inc., 30 S. Wacker Drive, Suite 3550, Chicago, Illinois 60606, Attention: Corporate Secretary. The last vote received prior to the annual meeting will be the one counted. If you are a registered shareholder, you may also change your vote by voting in person at the annual meeting. Street-name shareholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact their broker or other nominee directly.

Q:	Can I revoke a proxy?

A:	Yes, registered shareholders may revoke a properly executed proxy at any time before the polls close for the annual meeting by submitting a letter addressed to and received by our corporate secretary at the address listed in the answer to the previous question. Street-name shareholders cannot revoke their proxies in person at the annual meeting if the actual registered shareholders, the brokers or other nominees, are not present.

Q:	What does it mean if I receive more than one proxy card?

A:	The receipt of more than one proxy card indicates that your shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. To do so, registered shareholders may contact our transfer agent, Computershare, by mail at P.O. Box 30170, College Station, Texas 77842 or by telephone at 800-522-6645. Street-name shareholders holding their shares through a broker or other nominee should contact their broker or other nominee and request consolidation of their accounts.

Q:	What happens if I submit a proxy card without giving specific voting instructions?

A:	If you are a registered shareholder and you submit your proxy card with an unclear voting designation or with no voting designation at all, the proxy holders will vote your shares on the proposals set forth in this Proxy Statement in accordance with the Board of Directors’ recommendations. With respect to any other matter that is properly brought before the annual meeting, the proxy holders will vote the proxies held by them in their discretion.

Q:	What makes a quorum?

A:	A majority of the outstanding shares entitled to vote, present in person or represented by proxy at the annual meeting, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. Abstentions are counted as shares present and entitled to vote for purposes of determining whether a quorum is present. Shares held in “street name” by brokers or other nominees that are not voted (also known as “broker non-votes”) are counted as shares present and entitled to vote for purposes of determining whether a quorum is present (because those brokers and other nominees have discretionary authority to vote on at least one proposal presented at the annual meeting).

Q:	What vote is required to elect the nominees for director and approve the other proposals?

A:	For each proposal, the vote required for approval is set forth below:

Proposal 1: A nominee for director will be elected if the total votes cast “for” the nominee’s election exceed the total votes cast “against” the nominee’s election.

Proposal 2: The compensation paid to our named executive officers, as disclosed in this Proxy Statement, will be approved, on an advisory basis, by our shareholders if a majority of the outstanding shares entitled to vote, present in person or represented by proxy at the annual meeting, vote “for” the proposal.

Proposal 3: The appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016 will be ratified by our shareholders if a majority of the outstanding shares entitled to vote, present in person or represented by proxy at the annual meeting, vote “for” the proposal.

Abstentions and broker non-votes will have no effect on the election of directors, as they will not be counted as votes cast either “for” or “against” a nominee’s election. Abstentions will have the same effect as a vote “against” the remaining proposals, and broker non-votes will have no effect on the remaining proposals.

Broker non-votes occur when a broker lacks discretionary authority to vote on a proposal and the beneficial owner of the shares has not provided an instruction as to how to vote those shares. If you are a street-name shareholder and you do not instruct your broker or other nominee how to vote your shares, your broker or other nominee may vote your shares on “routine” matters only. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016 is the only routine matter being presented at the annual meeting and, therefore, may be voted upon by your broker or other nominee, or left unvoted, in its discretion. A broker or other nominee does not have discretionary authority to vote on the election of directors or the advisory vote to approve our executive compensation without instructions from the beneficial owner of the shares. In the absence of receiving such an instruction, a broker non-vote will occur, and those shares will not be voted on these proposals.

Q:	Who may attend the annual meeting?

A:	Any shareholder as of the close of business on March 31, 2016 may attend the annual meeting. Seating is limited and admission is on a first-come basis. Each shareholder may be asked to present valid photo identification (for example, a driver’s license or passport). Street-name shareholders will need to bring a copy of a brokerage statement, proxy or letter from their broker or other nominee confirming ownership of our common stock as of the close of business on March 31, 2016.

Q:	Who bears the expense of this Proxy Statement?

A:	We will bear all expenses of the solicitation of proxies, including expenses of preparing and mailing or otherwise furnishing this Proxy Statement. We have retained MacKenzie Partners, Inc. to act as a proxy solicitor in connection with the annual meeting and have agreed to pay that firm a fee not to exceed $15,000, plus expenses, for its services. In addition, our officers, directors and employees may solicit proxies in person or by telephone, facsimile or other means of communication. They will not receive any additional compensation for, but they may be reimbursed for out-of-pocket expenses incurred in connection with, that solicitation. We will furnish copies of our proxy materials to brokerage firms, nominees, fiduciaries and custodians to forward to our street-name shareholders and will reimburse those brokerage firms and other nominees for their reasonable expenses in forwarding our solicitation materials to our street-name shareholders.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED, SIGNED AND DATED PROXY CARD PROMPTLY BY MAIL, OR VOTE BY TELEPHONE OR THE INTERNET, TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to our Restated Certificate of Incorporation, all of our directors are subject to annual election. The size of our Board of Directors (the “Board”) is currently fixed at eight directors.

Lloyd H. Dean, Hon. Cynthia A. Glassman, Ph.D., Julie M. Howard, Stephan A. James, Samuel K. Skinner, Governor James R. Thompson, Michael L. Tipsord and Randy H. Zwirn have been nominated for election to the Board at the 2016 annual meeting of our shareholders. If elected at the annual meeting, they will serve for one-year terms and until their successors are elected and qualified. Their terms will expire at the 2017 annual meeting of our shareholders.

The Board unanimously recommends that shareholders vote “FOR” the election of each of the director nominees. Proxies will be voted “for” the election of each of the director nominees to the Board unless your proxy card is marked otherwise (if you are a registered shareholder) or you have provided a different instruction to your broker (if you are a street-name shareholder). We have no reason to believe that any of the director nominees would be unable or unwilling to serve if elected. However, if any nominee becomes unable or unwilling to serve, proxies may be voted for the election of another person nominated as a substitute by the Board.

Under our By-Laws, each director must be elected to the Board by a majority of the votes cast with respect to such director’s election (in other words, the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election, with “abstentions” and “broker non-votes” not counted as a vote either “for” or “against” the director’s election) in uncontested elections, where the number of nominees for director does not exceed the number of directors to be elected. If an incumbent director is not elected, the director is required to promptly tender his or her resignation to the Board. The nominating and governance committee (or another committee designated by the Board) will then make a recommendation to the Board as to whether to accept or reject the resignation of the director, or whether other action should be taken. The Board will act on the resignation and publicly disclose (in the manner provided in our By-Laws) its decision regarding the tendered resignation of the director and the rationale behind the decision within 90 days following certification of the election results. The Board may extend that 90-day period by an additional period of up to 90 days if it determines that the extension is in the best interests of the Company and our shareholders. The director who has tendered his or her resignation may not participate in the recommendation of the nominating and governance committee or the decision of the Board with respect to his or her resignation. If the incumbent director’s resignation is not accepted by the Board, the director will continue to serve until his or her successor is elected and qualified.

Certain biographical information for each of the nominees for director is set forth below. Also set forth below is a description of the specific experience, qualifications, attributes and skills of each nominee for director that were considered by the Board, in light of the Company’s current business needs and long-term operating strategy, in concluding that these individuals should serve on the Board.

Nominees for Election at the 2016 Annual Meeting for One-Year Terms Expiring at the 2017 Annual Meeting

Lloyd H. Dean Age 65 Director since May 2014	Mr. Dean has served as President and Chief Executive Officer of Dignity Health, the fifth largest healthcare system in the U.S., since June 2000. Mr. Dean is a member of the board of directors of Wells Fargo & Company, serving as chairman of its human resources committee and a member of its corporate responsibility committee, governance and nominating committee and risk committee, and is also a member of the boards of directors of Cytori Therapeutics, Inc., McDonald’s Corporation and Premier, Inc. He also serves as Board Chair for the Committee on JOBS, an organization that brings employment to the San Francisco Bay area. Mr. Dean received a Bachelor of Science degree in Sociology and a Master’s degree in Educational Leadership from Western Michigan

University and is a graduate of Pennsylvania State University’s Executive Management program. Mr. Dean also received an honorary doctorate of humane letters from the University of San Francisco.

Key experience, qualifications, attributes and skills:

Mr. Dean is a nationally recognized leader within the healthcare industry, which is an industry of key strategic focus for the Company. As President and CEO, he led Dignity Health through significant strategic, operational, and financial transformations and brought the organization to its current status as a leading healthcare organization. Mr. Dean brings over 20 years of executive management experience in the healthcare space, as well as unique insights on healthcare reform and policy issues as an active participant in healthcare reform discussions with President Barack Obama and his staff and as an appointed member to The State Healthcare Cost Commission charged to develop practical state policies to contain healthcare costs in the nation.

Hon. Cynthia A. Glassman, Ph.D. Age 68 Director since October 2009

Dr. Glassman was appointed by President George W. Bush as Under Secretary for Economic Affairs at the U.S. Department of Commerce from 2006 to 2009 and as Commissioner of the SEC from 2002 to 2006 including Acting Chairman during the summer of 2005. Dr. Glassman has spent over 40 years in the public and private sectors focusing on financial services regulatory and public policy issues, including 12 years at the Federal Reserve and over 15 years in financial services consulting. Dr. Glassman is a director of Discover Financial Services and the chairman of its audit committee, a Senior Research Scholar at the Institute for Corporate Responsibility at the George Washington University Business School and an Honorary Fellow of Lucy Cavendish College, University of Cambridge, England. Dr. Glassman received a Bachelor of Arts degree in Economics from Wellesley College and a Master of Arts degree and a Ph.D. in Economics from the University of Pennsylvania.

Key experience, qualifications, attributes and skills:

Dr. Glassman holds a Ph.D. in Economics and served as the Under Secretary for Economic Affairs at the U.S. Department of Commerce which enable her to provide insights that are specifically beneficial to our economics business. In addition, Dr. Glassman served as a Commissioner at the SEC and brings a thorough and unique perspective to regulatory and corporate governance issues. She also spent 12 years at the Federal Reserve and served as a consultant practitioner for over 15 years, with particular focus on issues facing the financial services industry (which is one of the key industries to which we provide our services) and risk management, and brings a keen understanding of the Company’s business model and retention strategies. In addition, she has deep experience in strategic issues and possesses the ability to identify market trends and specific business development opportunities and contacts of importance to us.

Julie M. Howard Age 53 Director since March 2012 Chairman since May 2014

Ms. Howard has served as our Chief Executive Officer and a member of the Board since March 2012 and as Chairman of the Board since May 2014. She served as our President from 2006 to March 2012 and Chief Operating Officer from 2003 to March 2012. From 2001 to 2003, Ms. Howard was the Company’s Vice President and Human Capital Officer. Prior to 2001, Ms. Howard held a variety of consulting and operational positions, including with the Company. Ms. Howard is currently a member of the board of directors of InnerWorkings Inc. and a member of the Medical Center Board for Lurie Children’s Hospital of Chicago. Ms. Howard is a founding member of the Women’s Leadership and Mentoring Alliance (WLMA) and formerly served on the board of directors for the Association of Management Consulting Firms, the Dean’s Advisory Board of the Business School of the University of Wisconsin-Madison and the Board of Governors for the Metropolitan Planning Council in Chicago. During the past five years, she also served on the board of directors of Kemper Corporation. Ms. Howard is a graduate of the University of Wisconsin, with a Bachelor of Science degree in Finance. She has also completed several post-graduate courses within the Harvard Business School Executive Education program, focusing in finance and management.

Key experience, qualifications, attributes and skills:

Ms. Howard has over 27 years of professional services experience and has held a broad array of senior management roles overseeing the Company’s consulting businesses and key administrative functions. She has also been a critical architect of the Company’s business strategy. As Chairman and Chief Executive Officer, Ms. Howard is responsible for the development and implementation of the Company’s long-term strategy and the effective prioritization of resource allocation to realize long-term shareholder value. Ms. Howard brings significant experience and insights to the Board in the areas of strategic market analysis and planning, targeted business and client development, operating model and profitability enhancements, consultant compensation and retention, client channel alignment and integrated brand management. In her current roles, she maintains regular interactions with clients, employees, investors and other key stakeholders. Additionally, Ms. Howard brings outside management and governance perspectives based on her business and civic board memberships.

Stephan A. James Age 69 Director since January 2009	Mr. James is the former Chief Operating Officer of Accenture Ltd. (now Accenture plc), and served as Vice Chairman and a member of the Board of Directors of Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture from August 2004 until August 2006. During his more than 35 years at Accenture, Mr. James held several senior management roles, including Managing Partner for the Central U.S., Managing Partner for the North American Financial Services Practice and Managing Partner for the Global Financial Services Operating Group. He is currently a member of the board of directors of Fidelity National Information Services, Inc. He also serves as a member of the University of Texas McCombs School of Business Advisory Board. During the past five years, Mr. James also served as a director at BMC Software Inc. and Metavante Technologies, Inc. Mr. James received a Bachelor of Business Administration degree, concentrating in Industrial Management and Labor Relations, from the University of Texas.

Key experience, qualifications, attributes and skills:

Mr. James has had multiple leadership roles related to global business and technology consulting and business transformation outsourcing, including as Chief Operating Officer of Accenture Ltd. Mr. James provides key insights into managing professional services workforces, both domestic and international. He has a deep understanding of corporate governance needs, and understands successful strategies for running global consulting firms.

Samuel K. Skinner Age 77 Director since December 1999

Mr. Skinner has served as Of Counsel to the law firm of Greenberg & Traurig, LLP since May 2004. From 2000 to 2003, Mr. Skinner was Chairman, President and Chief Executive Officer of U.S. Freightways Corporation. He formerly served as Co-Chairman of Hopkins & Sutter, a Chicago law firm, and as President of Commonwealth Edison Company and its holding company, Unicom Corporation (now Exelon Corporation). Prior to joining Commonwealth Edison, he served as Chief of Staff to former President George H.W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as U.S. Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin (now Sidley Austin LLP). From 1984 to 1988, while practicing law full time, he was appointed by President Ronald Reagan as Vice Chairman of the President’s Commission on Organized Crime. From 1968 to 1975, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and in 1975, President Gerald Ford appointed him United States Attorney, one of the few career prosecutors ever to hold that position. He is currently a member of the boards of directors of CBOE Holdings, Inc., Echo Global Logistics, Inc. and Virgin America Inc. During the past five years, Mr. Skinner also served as a director at APAC Customer Services, Inc., Express Scripts Holding Company and MedAssets, Inc. Mr. Skinner received a Bachelor of Science degree in Accounting from the University of Illinois and a J.D. from DePaul University Law School.

Key experience, qualifications, attributes and skills:

Mr. Skinner has served in key leadership positions in industry and in government. Mr. Skinner also has significant experience in the law-firm channel and is a former prosecutor. Mr. Skinner brings a deep understanding of the legal and regulatory environment in which the Company provides services. Further, Mr. Skinner has served on the boards of several public companies over the last 20 years and brings a wealth of experience regarding board processes and the need for independent assessment of the Company and management.

Governor James R. Thompson Age 79 Director since August 1998

Governor Thompson currently serves as Senior Chairman of Winston & Strawn LLP and previously served as its Chairman from January 1993 to September 2006. He joined the law firm in January 1991 as Chairman of its Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until 1991. Prior to his terms as Governor, he served as United States Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State’s Attorney of Cook County, Illinois. He is a former Chairman of the President’s Intelligence Oversight Board and was a member of the National Commission on Terrorist Attacks upon the United States. Governor Thompson is currently a member of the board of directors of Maximus, Inc. He also serves as Chairman for the Public Review Board of UNITE HERE. During the past five years, Governor Thompson also served as a director at John Bean Technologies Corp. Governor Thompson attended the University of Illinois and Washington University and received a J.D. from Northwestern University School of Law.

Key experience, qualifications, attributes and skills:

Governor Thompson has over 50 years of legal, political and management experience. He served as Governor of the State of Illinois for 14 years and has practiced law in various capacities, from the United States Attorney’s office to leading a major law firm. Governor Thompson has significant experience navigating the complex regulatory and legal landscape that exists today and provides critical business and strategic advice to the Company.

Michael L. Tipsord Age 56 Director since July 2009

Mr. Tipsord is Vice Chairman, President and Chief Executive Officer of the State Farm Mutual Automobile Insurance Company. Mr. Tipsord has served in various capacities with State Farm since 1988. Mr. Tipsord became Chief Executive Officer of State Farm in September 2015 and was previously elected to the office of President in December 2014. From 2011 until being named Chief Executive Officer, he served as Chief Operating Officer, and from 2005 to 2010, he served as Chief Financial Officer, in addition to the role of Vice Chairman. Currently, he is a member of the Dean’s Advisory Board for the University of Illinois College of Law and serves as a trustee of the Brookings Institution. During the past five years, Mr. Tipsord also served as a trustee of the State Farm Associates’ Funds Trust, the State Farm Mutual Fund Trust, and the State Farm Variable Product Trust. Mr. Tipsord received a Bachelor’s degree from Illinois Wesleyan University and a J.D. from the University of Illinois at Urbana-Champaign College of Law.

Key experience, qualifications, attributes and skills:

As the President and Chief Executive Officer of State Farm, a major insurance company, Mr. Tipsord brings deep financial and regulatory expertise as well as a critical understanding of the financial services industry, which is one of the key industries to which we provide our services. He also provides management and the Board with real time capital markets perspectives. In addition, Mr. Tipsord has broad experience in accounting and financial risk controls and management.

Randy H. Zwirn Age 62 Director since October 2014

Mr. Zwirn has served as Chief Executive Officer of the Power Generation Services Division of Siemens AG since January 2008 and as President and Chief Executive Officer of Siemens Energy, Inc. since August 1998. Prior to his current positions, Mr. Zwirn was a member of Group Executive Management of the Siemens Power Generation Group from 1998 until 2008. He also served as President of the Power Generation business of Westinghouse Electric Corporation from 1996 to 1998 and previously held various positions in general management, operations, projects, marketing and corporate finance at Westinghouse. Mr. Zwirn currently serves on the board of directors of SunEdison, Inc. He previously served on the Advisory Committee for the Export-Import Bank of the United States, the Georgia Tech Advisory Board, the Governor’s Council of the Metro Orlando Economic Development Commission and the boards of directors of AREVA, USA and the University of Central Florida Foundation. He holds a Bachelor of Science degree from Brooklyn College.

Key experience, qualifications, attributes and skills:

With nearly 40 years of experience in the energy industry, Mr. Zwirn brings deep understanding of the highly regulated energy sector, an area of key strategic focus for the Company. As the current Chief Executive Officer of the Energy Services Division of Siemens AG and President and Chief Executive Officer of Siemens Energy, Inc., his leadership experience, including in the areas of general management, operations, projects, marketing and corporate finance, contribute valuable insights to the Board.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The following table sets forth the current members of each of the committees of the Board.

	Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
Lloyd H. Dean*	X			X
Hon. Cynthia A. Glassman, Ph.D.*		X		Chair
Julie M. Howard			X
Stephan A. James*	X	Chair
Samuel K. Skinner*			X
Governor James R. Thompson*†			Chair	X
Michael L. Tipsord*	Chair	X
Randy H. Zwirn*		X

*	Independent director (see “— Independence Determinations” below)

†	Lead Director (see “— Board Leadership Structure” below)

Charters for the audit committee, compensation committee and nominating and governance committee are available on our website at www.navigant.com under the tabs “About Navigant” and “Corporate Governance.”

Audit Committee.    The audit committee monitors the integrity of our financial statements, financial reporting process and systems of internal controls regarding finance and accounting; monitors our compliance with legal and regulatory requirements (particularly with respect to securities financial and accounting related matters); reviews any related party transactions; monitors the qualifications, independence and performance of our independent public accountants; monitors the performance of our internal audit function; provides an avenue of communication among the independent public accountants, internal audit function, management and the Board; and monitors significant litigation and enterprise risk exposure with respect to finance, accounting and securities related matters. In addition, the audit committee is directly responsible for the appointment, retention, compensation and oversight over the work of our independent public accountants. The audit committee also has responsibility for reviewing and approving the hiring or dismissal of the employee or outsourced entity responsible for leading our internal audit function, as well as the scope, performance and results of our internal audit function’s internal audit plans. The audit committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent public accountants as well as anyone in the Company. The audit committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties and is entitled to receive appropriate funding from the Company, as the audit committee determines, for payment of compensation to the independent public accountants and any other consultants or experts retained by the audit committee as well as ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties. Each of the members of the audit committee is “independent” as defined by the listing standards of the New York Stock Exchange (“NYSE”) and satisfies the additional audit committee independence requirements set forth therein and under applicable SEC rules. The Board has determined that each of the members of the audit committee meets the NYSE financial literacy requirements and that Mr. Tipsord qualifies as an “audit committee financial expert” as defined by applicable SEC rules. None of the members of the audit committee serves on more than two other public company audit committees. The audit committee met six times during 2015.

Compensation Committee.    The compensation committee reviews and monitors matters related to management development and succession; reviews and approves executive compensation policies and pay for performance criteria for the Company; reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluates our Chief Executive Officer’s performance in light of those goals and objectives; reviews and approves base salaries, annual incentive bonuses and all long-term incentive awards for our executive officers; makes recommendations to the Board regarding new or amended incentive compensation and equity-based compensation plans and administers and exercises all powers of the Board under such plans (other than the power to amend those plans); reviews and provides input on such other matters concerning our employee compensation and benefit plans as the compensation committee deems appropriate; reviews and assesses the risks arising from our compensation policies and practices; reviews and evaluates our policies on recovery (or “clawback”) of excess compensation; reviews and assesses our stock ownership guidelines and holding period requirements for our directors and executive officers and oversees compliance with those guidelines; evaluates and recommends to the Board the form and amount of director compensation; and otherwise carries out the responsibilities that have been delegated to the compensation committee under the Company’s various compensation and benefit plans. The compensation committee also reviews and discusses with management the compensation discussion and analysis, prepares the compensation committee report included in our annual proxy statement, reviews the results of the advisory “say-on-pay” vote, and considers whether any adjustments to the Company’s executive compensation policies and practices are necessary or appropriate in light of such vote. In fulfilling its duties and responsibilities, the compensation committee has the authority, in its sole discretion, to retain the advice of a compensation consultant, legal counsel or other adviser(s). With respect to any adviser so retained, the compensation committee is directly responsible for appointing, setting the compensation for and overseeing the work of the adviser and is entitled to receive appropriate funding from the Company, as the compensation committee determines, for payment of reasonable compensation to such adviser(s). To the extent required by the NYSE or other relevant listing authority rules, the compensation committee evaluates the independence of its advisers (other than in-house legal counsel) prior to its being selected by, or providing advice to, the compensation committee, after taking into consideration all factors relevant to the adviser’s independence from management, including the factors specified by the applicable NYSE rules. Each of the members of the compensation committee is “independent” as defined by the listing standards of the NYSE, satisfies the additional compensation committee independence requirements set forth therein, is a “non-employee director” as defined by applicable SEC rules and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The compensation committee met seven times during 2015.

Nominating and Governance Committee.    The nominating and governance committee identifies and evaluates individuals qualified to become members of the Board and recommends that the Board appoint those individuals as directors or selects (or recommends that the Board select) the director nominees to stand for election at our next annual meeting of shareholders at which directors will be elected. The nominating and governance committee monitors and reviews new SEC rules and NYSE listing standards as they are proposed, adopted and revised and reviews and assesses, at least annually, the adequacy of our Corporate Governance Guidelines as well as compliance with applicable SEC rules and NYSE listing standards. Based on this review, the nominating and governance committee develops and makes recommendations to the Board regarding our Corporate Governance Guidelines. The nominating and governance committee also reviews and makes recommendations to the Board regarding shareholder proposals properly submitted for inclusion in our proxy statement and reviews and approves our Code of Business Standards and Ethics. Our Corporate Governance Guidelines and Code of Business Standards and Ethics are each posted on our website at www.navigant.com under the tabs “About Navigant” and “Corporate Governance.” Each of the members of the nominating and governance committee is “independent” as defined by the listing standards of the NYSE. The nominating and governance committee met five times during 2015.

Executive Committee.    The executive committee has the authority to act in lieu of the Board when necessary between meetings as permitted by Delaware law. The executive committee did not meet during 2015.

Board Meetings; Annual Meetings of Shareholders

The Board met nine times during 2015. Each of our directors attended at least seventy-five percent of the meetings of the Board and the Board committees on which he or she served that were held during 2015. Our non-

management directors meet in regularly scheduled executive sessions and have selected Governor Thompson to serve as our Lead Director (see “— Board Leadership Structure” below). While we have no formal policy regarding attendance by our directors at our annual meetings of shareholders, we encourage all of our directors to attend. All of our directors attended the 2015 annual meeting of our shareholders.

Board Leadership Structure

The Board believes the leadership of the Board is a matter that should be evaluated and determined by the Board from time to time, based on all of the then-relevant facts and circumstances. Ms. Howard, our Chief Executive Officer, has served as Chairman of the Board since May 2014, following the retirement of our previous Chairman, and as a member of the Board since March 2012. The Board continues to believe that vesting leadership of the Board in Ms. Howard provides a clear and efficient leadership structure for the Company, with a single person setting the “tone at the top” and having primary responsibility for managing the overall business and strategy of the Company. Ms. Howard is supported in her role as Chairman by Governor Thompson, our Lead Director, who is “independent” under NYSE listing standards. As described in more detail below, as Lead Director, Governor Thompson serves as a liaison between the Chairman and the independent members of the Board. Given the Lead Director’s clearly-delineated governance responsibilities, the Board believes its current leadership structure provides an appropriate balance between strong Company leadership and oversight by the independent directors on the Board.

Our Corporate Governance Guidelines require that if the Chairman of the Board is not independent, the Board will appoint an independent lead director and that the Board meet in regularly scheduled executive sessions without management. Governor Thompson currently serves as our Lead Director. In this role, Governor Thompson serves as the conduit for the independent members of the Board to relay any concerns about governance or management issues. At any time, he has authority to call meetings of the independent directors. Management, as well as the internal audit function and enterprise risk management committee, also have unfettered access to his counsel. In the performance of his duties as Lead Director, Governor Thompson leads all executive sessions of the independent directors and presides at any meetings of the Board at which the Chairman is not present. Further, he reviews and approves information sent to the Board, including meeting agendas and meeting schedules. To the extent requested, Governor Thompson is available for consultation and serves as a line of direct communication with our shareholders and other interested parties (see the section entitled “Other Information” below).

Risk Oversight

The Board is ultimately responsible for overseeing our risk management process. The Board receives regular reports from our Chief Executive Officer and other members of our executive management team regarding the strategic and operational risks facing the Company. In addition, certain Board committees oversee risk within their respective areas of responsibility. For example, the audit committee has been delegated with primary oversight of financial, accounting and securities related risk. The Company’s internal audit function conducts an annual risk assessment and reports directly to the audit committee. The compensation committee oversees the risks associated with the Company’s compensation policies and practices, including conducting an annual risk assessment of such policies and practices. Together with the audit committee, the compensation committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

In addition, the Company has an enterprise risk management committee (which reports directly to the Board) to evaluate risks affecting our business.

Independence Determinations

On an annual basis, the nominating and governance committee reviews and makes recommendations to the Board as to whether individual directors are “independent” for purposes of the applicable SEC rules and NYSE listing standards relating to corporate governance. The nominating and governance committee’s review is based on all relevant facts and circumstances, as well as criteria set forth in the applicable SEC rules and NYSE listing standards. In addition, the nominating and governance committee considers certain categorical standards approved by the Board to assist it in making independence recommendations. These categorical standards describe certain relationships that are considered immaterial and do not preclude a finding of independence.

Under our Standards for Director Independence, the following relationships are considered immaterial and therefore do not preclude a finding of independence:

1.	The director is affiliated with or employed by a company, partnership or other entity that receives payments from us for services in an amount which, in the current fiscal year, does not exceed the greater of (a) $1 million or (b) two percent of such other company’s consolidated gross revenues, provided, however, that (i) for purposes of determining whether a director satisfies the additional audit committee independence requirements set forth in the NYSE listing standards and under applicable SEC rules a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from us in any amount (other than director and committee fees), and (ii) for purposes of determining whether a director satisfies the additional compensation committee independence requirements set forth in the NYSE listing standards, the Board will consider the source of compensation of such director, including any consulting, advisory or other compensatory fee from us (other than director and committee fees).

2.	The director is an employee, officer or director of a foundation, university or other non-profit organization to which we give directly, or indirectly through the provision of services, less than $250,000 during the year in question.

3.	In any cases where payments are made by us “indirectly” to an immediate family member of a director, as for example fees paid to a law firm in which such immediate family member is a partner, if such immediate family member disclaims and does not accept any share of payments, the Board will not consider that such payments preclude the director from being considered “independent” for all purposes, including service on the audit committee or the compensation committee.

A copy of these categorical standards is posted on our website at www.navigant.com under the tabs “About Navigant” and “Corporate Governance.”

Based on the review and recommendation of the nominating and governance committee, the Board affirmed that, except for Ms. Howard, all of our current directors, who are also director nominees for election to the Board at the annual meeting (that is, Mr. Dean, Dr. Glassman, Mr. James, Mr. Skinner, Gov. Thompson, Mr. Tipsord and Mr. Zwirn), are “independent” within the meaning of the NYSE listing standards, applicable SEC rules and our Standards for Director Independence. In addition, the Board affirmed that all of the members of the audit committee satisfy the NYSE’s and SEC’s additional requirements for audit committee independence and that all of the members of the compensation committee satisfy the NYSE’s additional requirements for compensation committee independence.

Shareholder Rights Plan Policy

The Board has adopted a policy stating that we will submit the adoption or extension of any shareholder rights plan to a shareholder vote, unless the Board, in an exercise of its fiduciary responsibilities, believes that it is in the best interests of the Company and our shareholders to adopt or extend (for one year) a shareholder rights plan without the delay that would come from the time required to seek a shareholder vote. A copy of our shareholder rights plan policy is posted on our website at www.navigant.com under the tabs “About Navigant” and “Corporate Governance.”

Director Nomination Procedures

After considering the evaluation criteria outlined below, the nominating and governing committee recommended to the Board that each of the eight nominees for director identified in this Proxy Statement be nominated for election to the Board to serve one-year terms. Each of the nominees for director currently serves on the Board.

The nominating and governance committee is generally tasked with evaluating and recommending to the Board nominees for election to the Board at each annual meeting. The nominating and governance committee works with the Board to determine the appropriate characteristics, skills, and experiences for individual directors and for the Board as a whole with the objective of having a board of directors with diverse backgrounds and experience. In considering the qualifications of incumbent directors as well as future candidates for election to the Board, the nominating and governance committee considers all relevant factors, including judgment, character, reputation, education, and experience in relation to the qualifications of any alternate candidates and the particular needs of the Board, its committees and the Company as they exist at the time of the candidate’s consideration. Characteristics expected of all our directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. Although the Company does not have a formal policy on diversity, the Company seeks directors who represent a mix of backgrounds and experiences. The nominating and governance committee discusses each candidate’s diversity of background and experience in the context of the Board as a whole, with the objective of recommending a candidate for nomination to the Board who can best perpetuate the success of our business and represent our shareholders’ interests through the exercise of sound judgment. The nominating and governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for reelection, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term. The nominating and governance committee also considers each candidate’s relationships, if any, with the Company and its directors, officers, employees and shareholders, as well as any applicable criteria set forth in SEC rules, NYSE listing standards and Delaware law.

The nominating and governance committee and/or the Board will consider nominees for director who are recommended by our shareholders, provided that written notice of any such recommendation is received by our corporate secretary within the time frame established by our By-Laws with respect to direct nominations by shareholders (see the section entitled “Shareholder Proposals for the 2017 Annual Meeting” below). All candidates for director, including those who have been properly recommended or nominated by a shareholder, are evaluated using the same criteria as described above.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2015 (the “Audited Financial Statements”). In addition, the audit committee has discussed with KPMG LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The audit committee also has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence from the Company and management. The audit committee also has discussed with management, the Company’s internal audit function and KPMG LLP such other matters, and has received such assurances from them, as it deemed appropriate. Based on the foregoing review and discussions and relying thereon, the audit committee has recommended to the Board (and the Board has approved) the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

AUDIT COMMITTEE

Michael L. Tipsord, Chairman

Lloyd H. Dean

Stephan A. James

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion and analysis of the compensation program in place for our named executive officers, or NEOs. The compensation committee determines and approves the compensation of our NEOs. For 2015, our NEOs were:

•	Julie M. Howard, our Chairman and Chief Executive Officer (“CEO”);

•	Thomas A. Nardi, our Executive Vice President and Interim Chief Financial Officer (“CFO”);

•	Lee A. Spirer, our Executive Vice President and Global Business Leader;

•	Monica M. Weed, our Executive Vice President, General Counsel and Secretary; and

•	Lucinda M. Baier, our former Executive Vice President and CFO through November 30, 2015.

CFO Transition

On October 30, 2015, Ms. Baier notified us of her decision to resign as Executive Vice President and CFO effective November 30, 2015. Mr. Nardi, who served as our Executive Vice President and CFO from November 2008 until his retirement in March 2013, was appointed Interim CFO, effective upon Ms. Baier’s resignation. For purposes of the SEC’s compensation disclosure rules, both Mr. Nardi and Ms. Baier are considered to be our NEOs for the portion of 2015 they were employed by us. A discussion of their compensation arrangements with us appears in the section entitled “— CFO Compensation” below. Their compensation arrangements have otherwise generally been excluded from the remaining compensation discussion and analysis.

Executive Summary

In 2015, the Company capitalized on a number of strategic investments and continued to build its reputation as a durable and reliable growth company. Our 2015 financial results met or exceeded our original guidance ranges and were highlighted by healthy organic revenue growth. In addition to delivering revenue growth, we also returned to growth to the bottom line and made investments to continue to support the growing demand for our specialized expertise. As a result, we believe that we are entering 2016 with positive momentum and that the Company is well positioned to drive sustainable long-term growth and value for our shareholders.

How did the Company perform relative to the performance goals under its 2015 annual incentive plan?

The Company’s actual performance relative to the financial performance goals established by the compensation committee at the beginning of 2015 for our 2015 annual incentive plan are shown in the following table:

(in millions, except per share data and percentages)	2015 Target	2015 Actual	2015 Actual as % of 2015 Target

Revenues Before Reimbursements	$836.0	$833.8	99.7%

Adjusted EBITDA(1)	$121.0	$120.9	99.9%

Adjusted Earnings Per Share(1)	$0.95	$1.07	112.6%

(1)	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted earnings per share (EPS) are non-GAAP financial measures, as defined by the SEC. Adjusted EBITDA and adjusted EPS excludes the impact of severance expense and other operating costs (benefits) (including contingent acquisition liability adjustments and office consolidation costs, gain on asset dispositions and impairment).

How was the Company’s performance aligned with our NEOs’ compensation for 2015?

Performance-based compensation represented a significant percentage of our NEOs’ 2015 total direct compensation (“TDC”) opportunity (which includes annual base salary, annual cash bonus target and the target value of equity incentive awards). For 2015 and consistent with the prior year, approximately 63% of our CEO’s TDC opportunity was tied to the achievement of pre-established financial and individual performance goals aligned with the Company’s operating and long-term strategic initiatives or relative total shareholder return (“TSR”).

•

Annual Performance-Based Bonus — The majority (or 70%) of our NEOs’ annual cash bonus opportunity for 2015 was based on the Company’s 2015 financial performance, as defined by the three performance measures summarized in the preceding table. The balance (or 30%) of their annual cash bonus opportunity for 2015 was based on the achievement of individual qualitative performance goals tied to strategic and operating initiatives at the Company. Based on the Company’s actual financial performance (as shown in the preceding table) and the compensation committee’s assessment of the relative achievement by each NEO of his or her respective individual performance goals for 2015, the bonuses paid to our participating NEOs under our 2015 annual incentive plan ranged between approximately 113% and 121% of their respective annual cash bonus targets, as summarized in the following table.

	2015 Bonus Target	2015 Bonus as % of Target	2015 Actual Bonus
Julie M. Howard	$800,000	121.0%	$968,000
Lee A. Spirer	$600,000	113.2%	$679,000
Monica M. Weed	$337,500	115.3%	$389,000

A detailed discussion of our 2015 annual incentive plan, including how the Company’s financial performance and each NEO’s individual performance specifically impacted the actual cash bonuses paid to them for 2015, is set forth below under “— 2015 Executive Compensation Program.”

•

Equity Incentive Compensation — 75% of the equity incentive awards granted to our NEOs in 2015 was performance-based. 25% of the aggregate target value of the awards granted to our NEOs under our 2015 long-term equity incentive program consisted of stock options (the compensation committee considers stock options to be performance-based because no value is delivered to the recipient unless our stock price increases during the six-year term of the option); 50% of the aggregate target value of the awards consisted of performance-based restricted stock units; and the remaining 25% of the aggregate target value of the awards consisted of time-based restricted stock units. The performance-based restricted stock units granted to our NEOs in 2015 vest if and only to the extent that specific performance goals are met with respect to relative TSR and adjusted EBITDA during a three-year performance period.

•

Vesting of Performance-Based Equity Incentive Awards for the Three-Year Performance Period Ended December 31, 2015 — Each of our NEOs (excluding Mr. Nardi) were granted performance-based restricted stock units in 2013 that vested on March 15, 2016 based on the Company’s performance during the three-year performance period ended December 31, 2015, with 50% vesting based on the Company’s three-year relative TSR and 50% vesting based on the Company’s cumulative adjusted EBITDA over the same period, as discussed below. Ms. Baier’s performance-based restricted stock units were forfeited and did not vest due to her resignation prior to the vesting date.

Three-Year Relative TSR. Based on the Company’s TSR percentile ranking relative to companies within the Commercial and Professional Services Global Industry Classification Standard 2020 industry group that are also part of the Russell 3000 Index (the “GICS Industry Group”) for the three-year performance period ended December 31, 2015, the portion of the award attributable to relative TSR performance vested at 120.0% of target.

Cumulative Adjusted EBITDA Over the Three-Year Performance Period. Based on the Company’s cumulative adjusted EBITDA during the three-year performance period ended December 31, 2015, the portion of the award attributable to cumulative adjusted EBITDA performance vested at 74.8% of target.

Accordingly, the 2013 performance-based restricted stock unit awards vested, in the aggregate, at 97.4% of target.

What features of our executive compensation program reflect commonly viewed best practices from a corporate governance perspective?

Working with its independent compensation consultant, the compensation committee engages in an ongoing review of the Company’s executive compensation program to evaluate whether it remains consistent with the Company’s pay-for-performance philosophy and, as a whole, reflects what the compensation committee believes to be best practices among the Company’s peer group and the broader market. The chart that follows summarizes certain features of our executive compensation program, each of which the compensation committee believes reinforces our pay-for-performance philosophy.

What We Do	What We Don’t Do
✓ Align pay with Company performance and the interests of our shareholders	× No “evergreen” or indefinite term employment agreements with our NEOs

✓ Target our NEOs’ compensation opportunities at a median market range of our peer group

×       No “single-trigger” change-in-control severance provisions in NEO employment agreements or equity award agreements

×       No excise tax gross-ups upon change in control

×       No excessive severance benefits

×       No supplemental executive retirement plans

×       No re-pricing, cancellation and re-grant, or cash repurchase of underwater stock options

×       No excessive perquisites and no tax gross-ups on perquisites

×       No share recycling or payment of dividend equivalents on unearned performance awards

✓ Tie annual bonus payouts to pre-established financial and individual performance goals
✓ Enter into employment agreements having only finite terms with our NEOs or employ our NEOs “at will” without a fixed employment term
✓ Utilize multiple and relative performance goals and multi-year, overlapping performance periods for performance awards granted under our annual long-term equity incentive program
✓ Have stock ownership guidelines and post-vesting and post-exercise holding periods for our NEOs and non-employee directors
✓ Prohibit pledging and hedging of Company stock
✓ Require reimbursement of excess incentive compensation in the event of certain restatements of our financial statements

The compensation committee believes the features of our executive compensation program are consistent with many of the views that have been expressed by our top shareholders and appropriately incentivize our NEOs to create value for our shareholders.

How did we consider the results of the 2015 advisory shareholder vote on executive compensation?

At our 2015 annual meeting of shareholders, our shareholders overwhelmingly voted to approve the 2014 compensation paid to our NEOs as disclosed in the 2015 proxy statement (commonly referred to as a “say-on-pay” proposal), with over 98% of the shares present in person or represented by proxy voting “for” the say-on-pay proposal. Considering the results of this advisory vote, the compensation committee decided to retain our overall executive compensation philosophy and did not make any changes to our executive compensation program in response to the 2015 say-on-pay proposal. Accordingly, our executive compensation program continues to emphasize performance-based and retention-based annual and long-term incentive compensation opportunities that are designed to reward our NEOs for the creation of shareholder value. We believe the performance metrics established by the compensation committee as part of our 2015 executive compensation program are consistent with this philosophy.

Executive Compensation Philosophy

The overall objective of our executive compensation program is to attract, retain and motivate highly qualified and effective executive officers in order to positively impact the Company strategically, operationally, financially and culturally, and to ultimately create long-term value for our shareholders. We designed our executive compensation program to meet this objective by:

•	aligning our NEOs’ incentive compensation opportunities with the Company’s financial and strategic performance goals, as well as the relative performance of our stock price over time;

•	providing our NEOs with target compensation opportunities that are competitive with other companies in our peer group; and

•	discouraging excessive risk taking and promoting sound corporate governance.

We believe that this pay philosophy is present in the design of all of our compensation policies (including those applicable to our non-executive employees).

How is pay aligned with performance?

Performance-based compensation represented a significant portion of our NEOs’ TDC opportunity for 2015. In particular:

•

All of the cash bonuses paid to our NEOs under our annual incentive plan are tied to pre-established financial and/or individual performance goals that are aligned with the Company’s operational and long-term strategic initiatives; and

•	Three-quarters of the equity awards granted to our NEOs in 2015 were performance-based in the form of stock options and performance-based restricted stock units.

How do we establish the market competitiveness of our executive compensation program?

To enhance retention and strengthen the focus of our executive management team, we designed our executive compensation program to provide our NEOs with TDC opportunities that are competitive with comparable positions at companies within our peer group and the broader market. The compensation committee assesses the market competitiveness of our executive compensation program based on peer group proxy data and utilizes “median market” ranges that are computed based on peer group proxy data when targeting the compensation opportunities for our NEOs (as discussed in further detail below). Although general industry survey data provides additional perspective, these median market ranges are no longer computed on the basis of both peer group proxy data and survey data, as was the case for prior years, because the compensation committee believes that peer group proxy data is currently more representative of the companies with which we compete for executive talent. Frederic W. Cook & Co., the compensation committee’s independent compensation consultant (“FWC”), compiles and analyzes peer group proxy data and provides survey data for this purpose.

On an annual basis, the compensation committee evaluates and, if appropriate, adjusts the composition of the peer group. In reviewing the composition of the peer group, the compensation committee considers the following general criteria:

•	companies in the same or similar lines of business;

•	companies with at least one of the following business traits: human capital intensive, business-to-business advisory services, project-based revenue model and international operations; and

•

companies with revenues ranging between approximately 33% and 300% of the Company’s trailing four-quarter revenues (which was $885 million as of June 30, 2015, as shown in the chart below) and within a reasonable size range of the Company, as recommended by FWC, with respect to other financial and operating metrics, such as operating income, total assets, total equity, total employees and market capitalization.

Based on these criteria, as well as input from management and FWC, the compensation committee approved the following peer group for purposes of evaluating 2015 executive compensation decisions. This peer group was originally approved by the compensation committee in June 2011.

	As of June 30, 2015 (in millions, except employee data)(1)
Peer Company	Trailing 4-Qtr. Net Revenue	Market Cap	Most Recent Fiscal Year-End Employees
The Advisory Board Company	$616	$2,320	3,100
CBIZ, Inc.	$729	$477	4,200
The Corporate Executive Board Company	$926	$2,915	4,300
CRA International, Inc.	$308	$255	451
Exponent, Inc.	$309	$1,163	981
FTI Consulting, Inc.	$1,763	$1,716	4,404
Gartner, Inc.	$2,046	$7,214	6,758
Heidrick & Struggles International, Inc.	$516	$478	1,483
Hill International, Inc.	$662	$265	4,032
Huron Consulting Group Inc.	$864	$1,624	2,870
ICF International, Inc.	$1,079	$681	5,000
IHS Inc.	$2,276	$8,802	8,800
Korn/Ferry International	$1,066	$1,760	3,687
MAXIMUS, Inc.	$1,804	$4,331	13,000
Resources Connection, Inc.	$559	$605	3,113
Sapient Corporation(2)	N/A	N/A	N/A
Tetra Tech, Inc.	$2,397	$1,547	13,470
TRC Companies, Inc.	$523	$309	3,000
VSE Corporation	$425	$288	1,589

75th Percentile	$1,592	$2,180	4,851
Median	$797	$1,355	3,860
25th Percentile	$542	$477	2,902

Navigant Consulting, Inc.	$885	$717	3,559
Navigant Consulting, Inc. (percentile rank)	55%	42%	46%

(1)	All peer group financial, market and operating data was compiled by FWC from Standard & Poor’s Compustat Service and represents the most recent data reviewed by the compensation committee in connection with its annual peer group composition analysis. Other than for the Company, net revenue may reflect measures not in conformity with GAAP.

(2)	Data for Sapient Corporation was not available as of June 30, 2015, due to that company’s acquisition by Publicis Group S.A. in February 2015. Sapient was, however, considered part of the peer group utilized by the compensation committee when it evaluated the market competitiveness of our 2015 executive compensation program.

For 2015, we targeted the compensation of our NEOs at a “median market” range, which we define as within 10% of the peer group median for base salaries, within 15% of the peer group median for annual cash bonus targets, and within 20% of the peer group median for long-term equity incentive targets and targeted TDC. Individual target compensation opportunities, however, may vary depending on the relative level of experience and tenure of the executive or clearly differentiated individual performance.

How do we discourage excessive risk-taking and promote sound corporate governance?

We have designed our executive compensation program and adopted certain compensation policies to discourage excessive risk-taking. The design features of our program that we believe mitigate risk include the following:

•

We have adopted a clawback policy requiring the reimbursement of excess incentive compensation paid to the Company’s executive officers in the event of certain restatements of the Company’s financial statements;

•

The awards granted under our long-term equity incentive program contain multi-year vesting and/or performance periods that overlap in order to diminish the incentive to maximize performance in any one fiscal year at the expense of another;

•

Awards payable to our NEOs under our annual incentive plan, as well as the vesting of the performance-based restricted stock unit awards granted to our NEOs, are based on the attainment of multiple performance goals, with balanced weighting, which decreases the incentive to focus on a single performance goal to the detriment of others;

•

Awards under our annual incentive plan and the vesting of performance-based restricted stock unit awards are limited to formulaic maximums based on the achievement of pre-established performance goals over the relevant performance period;

•

Our stock ownership guidelines, which also include holding period requirements, continue to align our NEOs’ interests with those of our shareholders beyond the end of a specific performance period or following a vesting or option exercise date;

•	Our insider trading policies prohibit all of our employees, including our NEOs, from selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock; and

•

Our insider trading policies also prohibit, on a prospective basis after January 1, 2013, our employees from holding shares of our common stock in a margin account or pledging shares of our common stock as collateral for a loan.

Role of Independent Compensation Consultant and Management

Role of Independent Compensation Consultant

The compensation committee has engaged FWC to serve as its independent compensation consultant. FWC works directly for the compensation committee (and not on behalf of management) and assists the compensation committee in evaluating our executive compensation program, including peer group composition, competitive benchmarking, program design, and staying abreast of market practices and trends. FWC performed no other work for the Company in 2015.

In connection with its engagement of FWC, the compensation committee assessed the independence of FWC, taking into account such factors as FWC’s policies and procedures designed to prevent conflicts of interest and the existence of any business or personal relationship that could impact FWC’s independence. The compensation committee identified no conflicts of interests with respect to its engagement of FWC and concluded that FWC was independent.

Role of Management in Compensation Decisions

As part of its annual compensation review, the compensation committee reviews the performance of each NEO. For the NEOs other than our CEO, the compensation committee receives performance assessments and compensation recommendations from our CEO. Except for our CEO, none of the other NEOs is present when these assessments and recommendations are made, and they do not otherwise play any role in decisions affecting their compensation, except for discussing their annual, individual performance goals (and their self-assessment of their respective achievement of those goals) with our CEO. Our CEO, in turn, makes recommendations to the compensation committee based on these discussions. Our CEO does not participate in her own performance review and does not recommend her own compensation (other than completing a self-assessment of her annual, individual performance achievements against pre-established goals).

2015 Executive Compensation Program

Our executive compensation program for 2015 was comprised primarily of annual cash compensation (base salary and performance-based bonus) and equity incentive compensation (stock options, performance-based restricted stock units and time-based restricted stock units). We offer limited perquisites and no supplemental executive or retirement benefits to our NEOs.

How does our 2015 executive compensation program align with our overall pay philosophy and objectives?

The following table shows how our 2015 executive compensation program fits into our overall compensation philosophy and program objectives:

Component	Key Characteristics	Overall Objective	Specific Purpose	2015 Decisions
Base Salary	• Fixed compensation payable in cash • Reviewed annually for market competitiveness	• Attract and retain • Pay competitively	• Provide a base level of fixed and predictable income	• None of our NEOs received base salary increases in 2015 (see page 24)
Performance- Based Bonus

•  Variable incentive compensation payable in cash

•  Payouts based on the achievement of pre-established annual financial goals related to revenues, adjusted EBITDA and adjusted EPS as well as individual performance goals

		• Attract and retain • Pay competitively • Align pay with performance results	• Motivate and reward financial and individual performance in line with the Company’s annual operating plan and short-term operating objectives

•  Based on performance relative to the financial and individual performance goals established at the beginning of the year, cash bonus payouts for 2015 ranged between 113% and 121% of target (see page 26)

Stock Options

•  Variable equity incentive compensation

•  Value delivered to holder is based on the increase in our common stock price during the term of the option

•  Vest annually over a three-year period and expire six years from the grant date

		• Attract and retain • Pay competitively • Align NEOs’ interests with shareholders’ interests on a long-term basis	• Promote long-term retention • Incentivize the creation of long-term shareholder value	• Represented 25% of the awards granted under our 2015 long-term equity incentive program (see page 27)
Performance-Based Restricted Stock Units

•  Variable equity incentive compensation

•  Vest based on relative TSR percentile rank and cumulative adjusted EBITDA performance

•  Three-year performance period for awards granted as part of our 2015 long-term equity incentive program

		• Attract and retain • Pay competitively • Align pay with performance results and shareholder value creation during the performance period	• Promote long-term retention • Incentivize the creation of long-term shareholder value and achievement of long-term financial and strategic objectives

•  Represented 50% of the awards granted under our 2015 long-term equity incentive program (see page 27)

•  For 2015, the portion of the vesting tied to cumulative adjusted EBITDA was increased from 50% to 75% to align our NEOs more closely to our long-term strategic objectives and to balance the performance metrics used in our incentive compensation programs (see page 27)

Time-Based Restricted Stock Units	• Vest annually over three-year period	• Attract and retain • Pay competitively	• Promote long-term retention • Incentivize the creation of long-term shareholder value	• Represented 25% of the awards granted under our 2015 long-term equity incentive program (see pages 27-28)

How were each of our executive pay components determined for 2015?

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Annual Base Salary — Initial annual base salaries are set pursuant to the terms of each NEO’s employment agreement with us based on median market data and other factors such as the executive’s prior work experience and scope of responsibility. Thereafter, base salaries are reviewed by the compensation committee in connection with its annual compensation review. In keeping with our objective of retaining executive talent and paying competitively, the annual base salaries of our NEOs are reviewed by the compensation committee relative to the peer group median (see “Executive Compensation Philosophy — How do we establish the market competiveness of our executive compensation program?” above) and their respective experience, level of responsibility, individual performance and tenure with the Company.

None of our NEOs received base salary increases for 2015.

•

Annual Performance-Based Bonus — We designed our 2015 annual incentive plan to motivate our NEOs to achieve the Company’s annual financial goals and their individual performance goals in line with the Company’s annual operating plan and short-term operating objectives. Cash bonuses awarded to our NEOs under the plan are based on the achievement by the Company and each NEO of pre-established performance goals and are calculated using the following formula:

Target Annual Bonus ($)	x	Company Performance Factor (%)	x	70% weighting	+	Individual Performance Factor (%)	x	30% weighting	=	Payout ($)

Annual cash bonus targets, which are expressed as a percentage of the NEO’s base salary, are reviewed and set annually by the compensation committee based on peer group data and other factors such as expected relative contribution to the organization and internal pay equity. Except in the case of Ms. Howard, annual minimum cash bonus targets were set forth in each of our NEOs’ employment agreements in effect during 2015.

For our NEOs (other than Mr. Spirer), their annual cash bonus targets (expressed as a percentage of their respective base salaries) remained at the same levels as applied in 2014 (Ms. Howard — 100% and Ms. Weed — 75%). Mr. Spirer’s cash bonus target for 2015 was increased from 75% to 100% of base salary in recognition of his overall scope of responsibility at the Company. The base salary used to determine annual cash bonus awards is that in effect at the end of the fiscal year.

Awards payable under our annual incentive plan may range from 0% to a maximum cap of 200% of an NEO’s annual cash bonus target.

How was the Company Performance Factor determined for 2015?

The Company Performance Factor was determined by measuring the Company’s performance for 2015 against specified financial performance goals established by the compensation committee at the beginning of the year. Each financial performance goal is comprised of threshold, target and maximum performance levels. If the threshold performance level for a particular financial performance goal is not achieved, no amount will be paid for that performance goal. For 2015, the Company performance goals and their relative weighting were as follows:

		Payout Factor (in millions, except per share data)
Performance Goal	Weighting	Threshold (50%)	Target (100%)	Maximum (200%)
Revenues Before Reimbursements	33.33%	$711.0	$836.0	$961.0
Adjusted EBITDA	33.33%	$97.0	$121.0	$145.0
Adjusted EPS	33.33%	$0.76	$0.95	$1.14

The compensation committee selected these financial measures because it believed that they collectively: (1) motivated our NEOs to focus on both revenue growth and profitability; (2) were consistent with the Company’s long-term strategic initiatives; and (3) were tied to the creation of long-term shareholder value. Each performance goal’s target performance level was the same as the Company’s 2015 financial and operating plan targets established at the beginning of the year. Company performance between the threshold, target and maximum performance levels is determined using a matrix that includes a series of intermediate performance levels, with straight line interpolation between the intermediate performance levels.

The Company’s 2015 performance, measured against each of the financial performance targets established under our 2015 annual incentive plan, is illustrated in the following table. This performance resulted in a Company Performance Factor of 116.4%.

Performance Goal	2015 Actual	Payout Factor	Weighting	Weighted Payout Factor
Revenues Before Reimbursements	$833.8M	99.3%	33.33%	33.1%
Adjusted EBITDA	$120.9M	99.8%	33.33%	33.3%
Adjusted EPS	$1.07	150.0%	33.33%	50.0%

	Company Performance Factor			116.4%

How were the Individual Performance Factors for each NEO determined for 2015?

Individual performance goals for each NEO were established early in 2015 and were designed to generally align with the Company’s strategic and operating initiatives (both short-term and long-term). The compensation committee reviews and approves the individual performance goals (including the goals’ relative weighting) for the CEO and, based on the CEO’s recommendations, reviews and approves the individual performance goals (including the goals’ relative weighting) for the other NEOs. Individual performance against these pre-established goals was reviewed by the compensation committee after the end of the year based on the CEO’s self-assessment of her individual performance and the CEO’s assessment of the other NEOs’ individual performance. Based on this review, the compensation committee certified the achievement by each NEO of his or her individual performance goals and assigned each NEO an Individual Performance Factor (ranging from 0% to 200%), which is weighted 30% in the bonus payout formula.

The following table contains a high-level summary of the individual performance goals of each NEO who received a bonus under our 2015 annual incentive plan as approved by the compensation committee.

Individual Performance Goals
Julie M. Howard	Ms. Howard’s 2015 goals focused on driving successful progress on key strategic imperatives, ensuring effective alignment of our people and organization against strategic imperatives and development of greater awareness, interest and confidence in our expertise and the Navigant brand.

Lee A. Spirer	Mr. Spirer’s 2015 goals were centered on aligning, strengthening and focusing the organization to deliver against current year operating goals and make progress against the Company’s long-term strategic initiatives.

Monica M. Weed	Ms. Weed’s 2015 goals primarily related to successfully managing our legal department, litigation activity, as well as corporate governance, securities and compliance matters. Her goals also included leading the enterprise risk management function.

What were the bonus payouts to our NEOs for 2015?

Based on Company performance and achievement by each NEO of his or her respective individual performance goals, cash bonus awards paid under our 2015 annual incentive plan to eligible NEOs in March 2016 were as follows:

	Target Annual Incentive	Actual Bonus Payout	Bonus Award as % of Target(1)
Julie M. Howard	$800,000	$968,000	121.0%
Lee A. Spirer	$600,000	$679,000	113.2%
Monica M. Weed	$337,500	$389,000	115.3%

(1)	Based on a Company Performance Factor of 116.4% (resulting in a payout percentage of 81.5% for Company performance after applying the 70% weighting) and an Individual Performance Factor for each NEO determined by the compensation committee based on its assessment of each NEO’s achievement of the above-referenced individual performance goals (which is weighted 30% in the bonus payout formula).

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Equity Incentive Compensation — Equity-based incentive awards further align our NEOs’ interests with those of our shareholders and incentivize the creation of shareholder value as well as the achievement of financial and strategic initiatives. We also believe that offering our NEOs equity-based incentives gives us an advantage in terms of attracting and retaining executive talent in an increasingly-competitive environment.

For 2015, consistent with 2014, 75% of the long-term equity incentive awards granted to our NEOs was performance-based. The compensation committee considers time-vested stock options to be performance-based incentive awards because no value is delivered to the recipient of the stock option award unless our stock price increases during the six-year term of the option (a shorter-than-market term of six years is used for stock option awards to control the potential dilution overhang from our equity compensation program) and shareholder value is created. As discussed in the “Executive Summary” above, the remaining 25% of the long-term equity incentive awards granted to our NEOs in 2015 was in the form of time-based restricted stock units that vest in one-third increments on each of the first three anniversaries of the grant date.

How were grant values determined for those NEOs who received awards under our 2015 Long-Term Equity Incentive Program?

Target equity award values for each of our continuing NEOs who received awards under our 2015 long-term equity incentive program were determined by the compensation committee based on the median market ranges developed by FWC. The aggregate grant date value of the long-term equity incentive awards, granted effective March 16, 2015, is shown in the table below:

2015 Equity Award Value(1)
Julie M. Howard	$1,700,000
Lee A. Spirer	$600,000
Monica M. Weed	$300,000

(1)

Represents the target equity award opportunity for each NEO included in the table. The target award values are not the same as the grant date fair values computed for financial reporting purposes and reported in the “2015 Grants of Plan-Based Awards” table included in the section entitled “Executive Compensation” below because the target number of shares underlying the target award value of the performance-based restricted stock units is computed based on our average stock price during the 30-day period prior to the grant date, rather than the stock price on the date of grant.

The target equity award value for each of the above NEOs was determined based upon the peer group median ranges determined by FWC. As explained above, long-term equity incentive targets are determined based on the median of our peer group, plus or minus 20%. The target equity award value for Ms. Howard for 2015 represents an approximate 8.5% increase over the value of her target equity award for 2014 to reflect movement in the peer group for her position as well as her performance.

Consistent with 2014, three award types were granted under our 2015 long-term equity incentive program:

•	Performance-based restricted stock units (which represented 50% of the total target award value);

•	Stock options (which represented 25% of the total target award value); and

•	Time-based restricted stock units (which represented 25% of the total target award value).

Performance-Based Restricted Stock Units — Similar to prior years, the performance-based restricted stock units granted to our NEOs under our 2015 long-term equity incentive program vest if and only to the extent that specified quantitative performance goals with respect to the Company’s TSR, relative to the GICS Industry Group, and cumulative adjusted EBITDA are met during a three-year performance period. With respect to the weightings of each performance goal for the performance-based restricted stock units granted in 2015, the compensation committee determined to more heavily weight the cumulative adjusted EBITDA goal at 75% and the relative TSR performance goal at 25% (compared to equal weightings of each goal in prior years) to more closely align the NEOs with the Company’s long-term strategic initiatives. Both performance goals are comprised of threshold, target and maximum performance levels. If the threshold level of performance is not met for a particular performance goal, the portion of the award related to that performance goal will not vest.

The vesting percentages applicable to the TSR performance goal are set forth below.

Percentile Rank vs. GICS Industry Group	Vesting Percentage (Straight Line Interpolation Between Levels)
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile and above	150%

The target performance level for the cumulative adjusted EBITDA goal (which would result in a 100% payout for this tranche of the performed-based restricted stock unit award) was designed to be achievable with continued strong business performance, while the maximum performance level (which would result in a 150% payout for this tranche of the award) was designed to be more difficult to achieve and would require stronger business performance and significantly higher adjusted EBITDA performance over the three-year performance period.

Stock Options — The stock options granted to our NEOs under our 2015 long-term equity incentive program have an exercise price equal to $13.36 per share (which was the closing price of a share of our common stock on the grant date), vest in one-third increments on each of the first three anniversaries of the grant date, subject to the holder’s continued employment with the Company on the applicable vesting date (except as set forth in the award agreement embodying the grant) and expire six years following the grant date.

Time-Based Restricted Stock Units — The time-based restricted stock units granted to our NEOs under our 2015 long-term equity incentive program vest in one-third increments on each of the first three anniversaries of the grant date, subject to the NEO’s continued employment with the Company on the applicable vesting date (except as set forth in the award agreement embodying the grant).

How did the Company’s performance during 2015 affect the vesting of performance-based restricted stock unit awards?

Fifty percent of the performance-based restricted stock unit awards granted to Ms. Howard, Mr. Spirer and Ms. Weed in 2013 that vested on the third anniversary of the grant date (March 15, 2016) vested if and only to the extent that the Company’s TSR, relative to companies in the GICS Industry Group, met or exceeded specified targets during the three-year performance period ended December 31, 2015, with the vesting percentages for this tranche of the award determined as follows (using straight-line interpolation between performance levels):

Company Percentile Rank v. GICS Industry Group	Vesting Percentage
Below 25th percentile	0%
25th percentile	50%
50th percentile and above	100%
75th percentile and above	150%

Actual Vesting Percentage (3-year TSR rank = 60th percentile)	120.0%

As the table above indicates, the Company’s actual TSR rank for the three-year performance period ended December 31, 2015 was at the 60th percentile of companies in the GICS Industry Group, which resulted in a payout level for this tranche of the award equal to 120.0% of the target shares underlying this tranche of the award.

The remaining fifty percent of the performance-based restricted stock unit awards granted to Ms. Howard, Mr. Spirer and Ms. Weed in 2013 that vested on the third anniversary of the grant date (March 15, 2016) vested if and only to the extent that the Company’s cumulative adjusted EBITDA for the three-year performance period ended December 31, 2015 met or exceeded the threshold, target or maximum level for this performance goal. Based on a cumulative adjusted EBITDA target for the three-year performance period of $395 million, and the Company’s actual cumulative adjusted EBITDA for the three-year performance period of $362.3 million, 74.8 % of the target shares underlying this tranche of the award vested, as shown in the table below.

EBITDA
Below threshold (0%)	<$	330M
Threshold (50%)		$330M
Target (100%)		$395M
Maximum (150%)		$435M

Actual Vesting Percentage = 74.8% (Cumulative 3-Year Adjusted EBITDA = $362.3 million)

Accordingly, based on the Company’s relative TSR and cumulative adjusted EBITDA performance over the three-year performance period, the vesting percentage of the performance-based restricted stock unit awards granted in 2013 to Ms. Howard, Mr. Spirer and Ms. Weed was 97.4% of the target shares underlying the award after applying the weightings of each performance goal.

The performance-based restricted stock units granted to Ms. Baier in 2013, as well as any other equity-based awards not then vested, were forfeited by her at the time of her resignation from the Company.

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Other Compensation — We offer limited perquisites to our NEOs, with parking benefits being the main perquisite that our NEOs receive on an annual basis. None of our NEOs receives benefits under a defined benefit pension plan or supplemental executive retirement plan.

CFO Compensation

As a result of her resignation, effective November 30, 2015, Ms. Baier was not eligible to receive an annual cash bonus for 2015 and forfeited any equity-based incentive awards that had not vested as of the effective date of her resignation, including those that had been granted to her effective March 16, 2015 under our 2015 long-term equity incentive program. Ms. Baier’s realized compensation for 2015 consisted only of base salary for that portion of 2015 she was employed by the Company and the vesting of equity-based incentive awards granted to her in prior years that occurred in February 2015 and March 2015.

Under the terms of an interim executive officer agreement that we entered into with Mr. Nardi on November 9, 2015, Mr. Nardi receives a base salary at an annualized rate of $500,000 and an annual cash bonus equal to 75% of his base salary, which is prorated based on the number of days Mr. Nardi is employed by us during the applicable calendar year. Mr. Nardi’s base salary and annual cash bonus percentage were based on the corresponding amounts to which Ms. Baier was entitled at the time of her resignation. Mr. Nardi was also entitled to a one-time sign-on cash bonus of $100,000, which was paid in January 2016. Mr. Nardi was otherwise not eligible to participate in either our 2015 annual incentive plan or 2015 long-term equity incentive program.

Post-Termination Compensation

We have entered into employment arrangements with our NEOs that provide, among other things, for certain payments and benefits in the event that an NEO’s employment is terminated under certain circumstances, such as being terminated by the Company without “cause” or resigning for “good reason” or within a specified period following a “change in control.” These employment arrangements are described in further detail in the section entitled “Executive Compensation — Employment Arrangements” below.

The compensation committee believes that the severance arrangements provided to our NEOs are an important part of our overall executive compensation program because they help us ensure the continued focus and dedication of our NEOs, notwithstanding any concern that they may have at any given time regarding their continued employment prior to or following a change in control transaction. The compensation committee also believes that offering severance benefits is an important recruiting and retention tool, as the majority of companies with which we compete for executive talent have similar arrangements in place for their executive officers.

Prior to 2016, we had a practice of entering into employment agreements with each our NEOs for finite terms. In early 2016, following a review of peer group and market practice, the compensation committee decided to discontinue the practice of entering into employment agreements for our executive officer positions (excluding the CEO) commencing with the new CFO hire and upon the expiration of the term of each NEO’s employment agreement. Ms. Howard’s employment agreement provides for automatic one-year extensions past the five-year term ending on March 1, 2017, unless we provide notice of our intent not to continue her employment after the expiration of the agreement on terms (other than contract length) at least equivalent to the terms of the agreement. No such notice was provided on or prior to March 1, 2016.

None of the employment arrangements with our NEOs contain excise tax gross-up provisions related to a change in control of the Company, and in order for our NEOs to be entitled to severance benefits prior to or following a change in control transaction, a qualifying termination event (or “double trigger”) is required.

Other Compensation Policies

Stock Ownership Guidelines and Holding Period Requirements

To reinforce the importance of stock ownership and further align our NEOs’ interests with those of our shareholders, the compensation committee has adopted stock ownership guidelines which also include holding period requirements that apply to equity incentive awards granted to our NEOs. Consistent with the prevailing practice in our current peer group, our stock ownership guidelines require the CEO to own shares of our common stock valued at a minimum of four times annual base salary and the other NEOs to own shares of our common stock valued at a minimum of three times annual base salary. In addition to shares owned outright by the NEO, shares that count toward the achievement of the ownership guidelines include the net in-the-money, after-tax value of vested, but unexercised, stock options, as well as vested and unvested time-based restricted stock and restricted stock units. Shares that do not count towards the achievement of the ownership guidelines include shares underlying unvested stock options and unvested performance-based restricted stock units. Until these ownership guidelines are achieved, each NEO must retain at least 50% (75% in the case of the CEO) of the net shares received upon the vesting of equity awards or the exercise of stock options.

Even after meeting the applicable stock ownership guideline, our NEOs must comply with holding period requirements with respect to their equity incentive awards. Under these holding period requirements, our CEO is required to hold at least 75%, and the other NEOs are required to hold at least 50%, of the net shares received from the vesting of equity awards or the exercise of stock options for at least one year following the vesting or exercise date.

At the end of 2015, all of our NEOs were in compliance with these stock ownership guidelines (either because they achieved the applicable ownership guideline or had complied with the applicable retention ratios if such guideline had not been achieved) including the holding period requirements contained therein.

Clawback Policy

The Board has adopted a clawback policy requiring the reimbursement of excess incentive compensation paid to the Company’s executive officers in the event of certain restatements of the Company’s financial statements. This policy will be amended as necessary to comply with the final regulations under the Dodd-Frank Wall Street Reform Act when they are adopted by the SEC.

Insider Trading Policies

Our insider trading policies prohibit all of our employees, including our NEOs, from selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock. Effective January 1, 2013, our insider trading policies also prohibit, on a prospective basis, our employees from holding shares of our common stock in a margin account or pledging shares of our common stock as collateral for a loan.

2016 Compensation Decisions

Effective March 1, 2016, the compensation committee approved base salary increases for Ms. Howard (from $800,000 to $900,000) and Mr. Spirer (from $600,000 to $650,000). Ms. Howard’s salary increase was in line with the peer group market median for her position and also in recognition of her performance and strategic contributions to the Company. Mr. Spirer’s salary increase was reflective of his performance and overall scope of responsibility within the organization.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K, with management of the Company. Based on this review and discussion, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and such other filings with the SEC as may be appropriate.

COMPENSATION COMMITTEE

Stephan A. James, Chairman

Hon. Cynthia A. Glassman, Ph.D.

Michael L. Tipsord

Randy H. Zwirn

EXECUTIVE COMPENSATION

2015 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our NEOs for the last three fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Julie M. Howard	2015	830,769	—	1,262,483	425,050	968,000	15,448	3,501,750
Chairman and Chief Executive Officer	2014	780,769	—	1,136,169	362,506	746,000	15,141	3,040,585
	2013	700,000	—	772,008	429,003	790,000	12,451	2,703,462

Thomas A. Nardi	2015	76,923	55,000	—	—	—	868	132,791
Executive Vice President	2014	—	—	—	—	—	—	—
and Interim Chief Financial Officer (6)	2013	105,557	—	—	—	150,000	7,548	263,125

Lee A. Spirer	2015	623,077	—	445,601	150,019	679,000	11,696	1,909,393
Executive Vice President	2014	590,385	—	470,143	150,006	410,000	10,937	1,631,471
and Global Business Leader	2013	550,000	—	296,936	165,001	451,000	7,090	1,470,027

Monica M. Weed	2015	467,308	—	222,807	75,012	389,000	17,777	1,171,904
Executive Vice President,	2014	450,000	—	235,071	75,007	325,000	13,879	1,098,957
General Counsel and Secretary	2013	411,346	—	178,158	99,002	275,000	10,468	973,974

Lucinda M. Baier	2015	473,077	—	371,333	125,017	—	12,443	981,870
Former Executive Vice President and Chief Financial Officer (7)	2014	490,385	—	352,616	112,503	370,000	11,955	1,337,459
	2013	372,116	—	487,410	123,751	376,000	6,364	1,365,641

(1)	In fiscal year 2015, the Company had an additional pay period which resulted in a 3.8% increase in actual earnings as compared to each NEO’s annual base salary, with the exception of Mr. Nardi and Ms. Baier who were not employed by the Company for the entire year.

(2)	The bonus amount for Mr. Nardi represents the prorated annual cash bonus paid to Mr. Nardi for his service as our Interim CFO during 2015. See the section entitled “Compensation Discussion and Analysis — CFO Compensation” above.

(3)	The amounts reported in these columns for 2015 represent the aggregate grant date fair value of the restricted stock units or stock option awards granted to our NEOs computed in accordance with the Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”), excluding the effect of estimated forfeitures. Assumptions made in calculating the aggregate grant date fair value of these awards are described in Note 9 — Share-Based Compensation Expense to the notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 16, 2016 (the “2015 Form 10-K”). With respect to the performance-based restricted stock units that were granted to our NEOs (other than Mr. Nardi) in 2015, the amounts reported are based on the probable outcome of the performance-based vesting conditions at the time of grant. Assuming the highest level of performance is achieved, the grant date fair value of the performance-based restricted stock unit awards would have been as follows: $1,653,006 for Ms. Howard; $583,428 for Mr. Spirer; $291,729 for Ms. Weed and $486,197 for Ms. Baier.

(4)	The amounts reported in this column for 2015 represent awards paid to our NEOs under the 2015 annual incentive plan. These awards are discussed in more detail under “— 2015 Executive Compensation

Program” in the section entitled “Compensation Discussion and Analysis” above. These annual cash incentive awards were paid to our NEOs on March 11, 2016.

(5)	The amounts reported in this column include Company matching contributions under our 401(k) plan, the value attributable to group-term life insurance benefits and parking benefits provided to each NEO. No items included in this column for any of the NEOs had a value in excess of $10,000 for 2015.

(6)	Mr. Nardi rejoined the Company on November 9, 2015. Mr. Nardi was appointed Executive Vice President and Interim CFO, effective upon Ms. Baier’s resignation, and had served as the Company’s Executive Vice President and CFO from November 2008 until his retirement in March 2013. As a result, the amounts reported for his base salary for 2015 and 2013 are based on a partial year of service. His annualized base salary for 2015 was $500,000.

(7)	Ms. Baier resigned from her employment with the Company effective November 30, 2015. As a result of the resignation of her employment, Ms. Baier was not eligible to receive an award under the 2015 annual incentive plan and also forfeited any equity-based incentive awards that had not vested as of the effective date of her resignation, including the stock awards and option awards that were granted to her in 2015 as reported in this table. The amount reported for Ms. Baier’s base salary for 2015 consists of the salary paid to her for that portion of 2015 she was employed by the Company. Her annualized base salary for 2015 was $500,000.

2015 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Plan Awards(2)			All Other Stock Awards: Number of Shares (#)(3)	All Other Option Awards: Number of Shares Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Grant Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Julie M. Howard	—	—	400,000	800,000	1,600,000
	3/16/2015	3/5/2015								92,533	13.36	425,050
	3/16/2015	3/5/2015				30,932	61,864	92,796				849,232
	3/16/2015	3/5/2015							30,932			413,252
Thomas A. Nardi	—	—
Lee A. Spirer	—	—	300,000	600,000	1,200,000
	3/16/2015	3/5/2015								32,659	13.36	150,019
	3/16/2015	3/5/2015				10,918	21,835	32,753				299,737
	3/16/2015	3/5/2015							10,918			145,864
Monica M. Weed	—	—	168,750	337,500	675,000
	3/16/2015	3/5/2015								16,330	13.36	75,012
	3/16/2015	3/5/2015				5,459	10,918	16,377				149,875
	3/16/2015	3/5/2015							5,459			72,932
Lucinda M. Baier	—	—	187,500	375,000	750,000
	3/16/2015	3/5/2015								27,216	13.36	125,017
	3/16/2015	3/5/2015				9,098	18,196	27,294				249,784
	3/16/2015	3/5/2015							9,098			121,549

(1)	The amounts reported in these columns show the threshold, target and maximum award opportunities payable to our NEOs under the 2015 annual incentive plan. A discussion of the performance goals for the 2015 annual incentive plan is included under “— 2015 Executive Compensation Program” in the section entitled “Compensation Discussion and Analysis” above. The actual cash awards paid to our NEOs under the 2015 annual incentive plan are set forth in the 2015 Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.” Because Ms. Baier resigned from her employment with the Company prior to the date the awards under the 2015 annual incentive plan were paid, she was not eligible to receive payment of an award under that plan.

(2)

The amounts reported in these columns show the threshold, target and maximum award opportunities for the performance-based restricted stock units granted to the specified NEOs under the Navigant Consulting, Inc.

Amended and Restated 2012 Long-Term Incentive Plan (the “2012 LTIP”). These restricted stock units vest on the third anniversary of the grant date, subject to the holder’s continued employment with the Company, if and only to the extent that specific performance goals with respect to the Company’s TSR, relative to companies in the GICS Industry Group, and cumulative adjusted EBITDA are met during a three-year performance period. Ms. Baier forfeited the performance-based restricted stock units granted to her upon resignation of her employment with the Company and is, therefore, not eligible for any future payout under these awards.

(3)	The amounts reported in this column represent the time-based restricted stock units granted to the specified NEOs under the 2012 LTIP. These restricted stock units vest in one-third increments on each of the first three anniversaries of the grant date.

(4)	The amounts reported in this column represent stock options granted to the specified NEOs under the 2012 LTIP. The stock options vest in one-third increments on each of the first three anniversaries of the grant date.

(5)	The amounts reported in this column represent the grant date fair value of each equity award computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. In the case of the performance-based restricted stock units, the amounts reported are based upon the probable outcome of the applicable performance-based vesting conditions at the time of grant. Assumptions made in computing the grant date fair value of these awards are described in Note 9 — Share-Based Compensation Expense to the notes to consolidated financial statements in our 2015 Form 10-K.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Julie M. Howard	3/15/2010	27,641	—	12.03	3/15/2016	—		—	—	—
	3/15/2011	16,727	—	9.25	3/15/2017	—		—	—	—
	3/15/2012	67,411	—	13.78	3/15/2018	—		—	—	—
	3/15/2013	48,582	24,291	13.17	3/15/2019	67,170	(2)	1,078,746	—	—
	3/17/2014	16,048	32,098	18.45	3/17/2020	20,527	(5)	329,664	41,054	659,327
	3/16/2015	—	92,533	13.36	3/16/2021	30,932	(5)	496,768	61,864	993,536
Thomas A. Nardi	—	—	—	—	—	—		—	—	—
Lee A. Spirer	3/15/2013	18,685	9,343	13.17	3/15/2019	25,835	(2)	414,912	—	—
	3/17/2014	6,641	13,282	18.45	3/17/2020	8,494	(5)	136,414	16,988	272,827
	3/16/2015	—	32,659	13.36	3/16/2021	10,918	(5)	175,343	21,835	350,670
Monica M. Weed	3/15/2010	13,821	—	12.03	3/15/2016	—		—	—	—
	3/15/2011	8,550	—	9.25	3/15/2017	—		—	—	—
	3/15/2012	15,557	—	13.78	3/15/2018	—		—	—	—
	3/15/2013	11,211	5,606	13.17	3/15/2019	15,501	(2)	248,953	—	—
	3/17/2014	3,320	6,642	18.45	3/17/2020	4,247	(5)	68,207	8,494	136,414
	3/16/2015	—	16,330	13.36	3/16/2021	5,459	(5)	87,672	10,918	175,343
Lucinda M. Baier(6)	3/15/2013	14,014	—	13.17	2/28/2016	—		—	—	—
	3/17/2014	4,980	—	18.45	2/28/2016	—		—	—	—

(1)	The stock options reported in this column vest annually in equal installments over a three-year period from the grant date.

(2)	Based on the Company’s performance during the three-year performance period ended on December 31, 2015, these awards vested at 97.4% of target on March 15, 2016.

(3)	The amounts reported in these columns are calculated by multiplying $16.06, the closing sales price per share of our common stock on December 31, 2015, by the number of shares that have not vested.

(4)

The performance-based restricted stock units vest on the third anniversary of the grant date if and only to the extent that specific performance goals with respect to the Company’s TSR, relative to the companies in the

GICS Industry Group, and cumulative adjusted EBITDA are met during a three-year performance period. The amounts reported in this table for these awards are based on achieving the “target” level of performance, as the performance-based restricted units which vested based on the three-year performance period ended December 31, 2015 vested between the threshold and target level.

(5)	The restricted stock unit awards reported in this column vest annually in one-third increments on each of the first three anniversaries of the grant date.

(6)	Ms. Baier forfeited any equity-based incentive awards that had not vested as of the effective date of her resignation (November 30, 2015). The vested stock option awards held by Ms. Baier as of her effective resignation date had a 90-day post-termination exercise period.

2015 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Julie M. Howard	47,949	69,526	53,998	721,413
Thomas A. Nardi	—	—	—	—
Lee A. Spirer	—	—	18,452	309,315
Monica M. Weed	4,231	5,077	12,297	164,288
Lucinda M. Baier	—	—	9,227	128,246

(1)	The amounts reported in this column are calculated by multiplying the closing sales price per share of our common stock on the vesting date by the number of shares acquired on vesting.

2015 Potential Payments Upon Termination or Change in Control

The following table reflects the potential payments and benefits to which each of our NEOs would be entitled in the event of a termination of his or her employment or change in control of the Company. The amounts shown in the table below are estimates and were calculated assuming that the termination of employment or change in control was effective as of December 31, 2015 based on the employment arrangement that existed between the Company and the respective NEO at such date. The actual amounts that would be paid to a NEO can only be determined at the time of the termination of employment or change in control. In addition, any or all amounts payable to a NEO upon a termination of employment may be delayed for six months following the date of termination if the delay of payment is necessary to comply with Section 409A of the Code. Any cash payment delayed in that manner would also accrue interest. The section entitled “— Employment Arrangements” below contains a summary of the material terms of the employment arrangements we have with each of the NEOs shown in the table below, including terms related to any payments to which the NEO would be entitled in connection with a termination of his or her employment or change in control of the Company.

Ms. Baier is not included in the following table because she resigned from the Company prior to December 31, 2015. Ms. Baier did not receive any severance payments or other benefits in connection with the termination of her employment.

	Cash Payment ($)(1)	Continuation of Medical/ Welfare Benefits (Present Value) ($)(2)	Acceleration of Equity Awards ($)(3)	Total Termination Payments/ Benefits ($)
Julie M. Howard
• Voluntary	—	—	—	—
• Death/Disability	4,102,000	9,664	1,817,715	5,929,379
• Termination by Company Other Than For Cause	4,102,000	9,664	1,817,715	5,929,379
• Termination by Executive for Good Reason	4,102,000	9,664	—	4,111,664
• Qualifying Termination in Connection with a Change in Control	5,669,001	9,664	4,033,931	9,712,596
• Change in Control	—	—	—	—
Thomas A. Nardi
• Voluntary	54,452	—	—	54,452
• Death/Disability	54,452	—	—	54,452
• Termination by Company Other Than For Cause	54,452	—	—	54,452
• Termination by Executive for Good Reason	54,452	—	—	54,452
• Qualifying Termination in Connection with a Change in Control	54,452	—	—	54,452
• Change in Control	—	—	—	—
Lee A. Spirer
• Voluntary	—	—	—	—
• Death/Disability	—	—	695,764	695,764
• Termination by Company Other Than For Cause	1,709,500	7,290	695,764	2,412,554
• Termination by Executive for Good Reason	1,709,500	7,290	—	1,716,790
• Qualifying Termination in Connection with a Change in Control	2,740,000	7,290	1,517,748	4,265,038
• Change in Control	—	—	—	—
Monica M. Weed
• Voluntary	—	—	—	—
• Death/Disability	389,000	—	386,501	775,501
• Termination by Company Other Than For Cause	1,118,333	3,669	386,501	1,508,503
• Termination by Executive for Good Reason	1,118,333	3,669	—	1,122,002
• Qualifying Termination in Connection with a Change in Control	1,847,667	3,669	803,083	2,654,419
• Change in Control	—	—	—	—

(1)	Cash payments in connection with a termination as a result of death or disability; termination by the Company other than for “cause,” or a termination by the NEO for “good reason,” as applicable, were calculated as follows:

•

for Ms. Howard, the cash payment equals two times the sum of her base salary and the average of her three most recent annual bonuses, plus a pro-rata portion of her annual bonus for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (which for purposes of reporting the amounts in the table above, we have assumed to be the actual cash bonus awarded to Ms. Howard for 2015);

•	for Mr. Nardi, the cash payment equals the pro-rata annual bonus he was entitled to earn based on the number of days he was employed by us during 2015;

•

for Mr. Spirer, the cash payment equals the sum of his base salary and the average of his annual bonuses for 2013 and 2014, plus a pro-rata portion of his annual bonus for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (which for purposes of reporting the amounts in the table above, we have assumed to be the actual cash bonus awarded to Mr. Spirer for 2015); and

•

for Ms. Weed, in the case of a termination as a result of death or disability, the cash payment equals the pro-rata portion of her annual bonus for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (which for purposes of reporting this amount in the table above, we have assumed to be the actual cash bonus awarded to Ms. Weed for 2015), and in the case of a termination of employment by the Company other than for “cause” or a termination by her for “good reason,” the cash payment equals the sum of her base salary and the average of her three most recent annual bonuses, plus a pro-rata portion of her annual bonus for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee.

Cash payments in connection with a qualifying termination of employment in connection with a change in control were calculated as follows:

•

for Ms. Howard, the cash payment equals three times the sum of her base salary and the average of her three most recent annual bonuses, plus the pro-rata portion of her annual bonus for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee;

•	for Mr. Nardi, the cash payment equals the pro-rata annual bonus he was entitled to earn based on the number of days he was employed by us during 2015;

•

for Mr. Spirer, the cash payment equals two times the sum of his base salary and the average of his annual bonuses for 2013 and 2014, plus a pro-rata portion of his annual bonus for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee; and

•

for Ms. Weed, the cash payment equals two times the sum of her base salary and the average of her three most recent annual bonuses, plus the pro-rata portion of her annual bonus for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee.

(2)	The amounts reported in this column represent the present value of continuing the NEO’s healthcare benefits at the same level and cost to her or him as immediately preceding the date of termination for 24 months (in the case of Ms. Howard) or 12 months (in the case of Mr. Spirer and Ms. Weed) after the assumed date of termination.

(3)	The amounts reported in this column represent the aggregate value of the restricted stock units and stock options that would vest in connection with a qualifying termination of employment based on the closing sales price per share of our common stock on December 31, 2015 of $16.06.

The agreements setting forth the terms and conditions of the restricted stock unit and stock option awards granted to our NEOs provide for:

•

prorated vesting for any performance-based restricted stock units, based on the Company’s actual performance during the respective performance period (for purposes of reporting the amounts in the table above, we have assumed that the target performance level was met) and the number of days the

NEO was employed during the performance period, in the event of a termination as a result of death or disability or by the Company other than for cause;

•

prorated vesting for any time-based restricted stock units, based on the number of underlying shares that would have vested on the next vesting date and the number of days that have elapsed since the last vesting date through the assumed date of termination, in the event of a termination as a result of death or disability or by the Company other than for cause; and

•

full vesting of the award (with any performance-based restricted stock units vesting at the target performance level) in the event there is a qualifying termination of employment within 24 months following a change in control of the Company.

Accrued Pay and Regular Retirement Benefits. The amounts reported in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination. These include:

•	accrued salary and, if applicable, vacation pay;

•	distributions of plan balances under the Company’s 401(k) plan; and

•	payments of amounts under life and disability insurance policies.

Employment Arrangements

We have entered into employment arrangements with each of our NEOs that generally provide for minimum base salaries, annual cash bonus opportunities under the Company’s annual incentive plan (subject to the achievement of annual performance goals) and severance benefits in the case of certain termination events, including, in certain cases, in connection with or following a change in control of the Company. Mr. Nardi is not entitled to severance benefits given the temporary nature of his appointment.

Julie M. Howard

In connection with Ms. Howard’s appointment as our CEO, effective March 1, 2012, we amended and restated our employment agreement with her. The employment agreement has a five-year term ending on March 1, 2017, unless earlier terminated. Under the employment agreement Ms. Howard will receive an annual base salary, in an amount determined by the compensation committee (currently $900,000), and is eligible to receive an annual cash incentive bonus under the annual incentive plan for the Company’s executive officers based on the achievement of annual performance goals as determined by the compensation committee. The employment agreement binds Ms. Howard to certain non-solicitation and non-competition restrictions during the term of her employment and for a period of one year thereafter unless the Company decides not to continue Ms. Howard’s employment upon the expiration of the five-year term on terms (other than contract length) at least equivalent to the terms of the employment agreement.

The employment agreement provides, among other things, that if the Company terminates Ms. Howard other than for “cause” (as defined in the employment agreement), Ms. Howard terminates her employment for “good reason” (as defined in the employment agreement) or Ms. Howard’s employment is terminated because of death or disability, the Company will pay to Ms. Howard (or her legal representatives) as a severance benefit an amount in cash equal to (i) two times the sum of her base salary and the average of her annual bonuses for the three most recently completed years, plus (ii) a pro rata portion of her annual bonus for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (subject to subsequent reconciliation based on the Company’s actual performance). In addition, if the Company terminates Ms. Howard other than for cause or disability, Ms. Howard terminates her employment for good reason or Ms. Howard’s employment is terminated because of death, the Company will pay Ms. Howard (or her family in the event of her death) an amount equal to monthly COBRA premiums (less the amount of her portion of such premiums prior to the date of termination) for up to

24 months after the date of termination. If Ms. Howard’s employment is terminated because of disability, Ms. Howard would be entitled to continuation of her healthcare benefits for up to 24 months after the date of termination. However, if the Company terminates Ms. Howard for cause or Ms. Howard terminates her employment other than for good reason, the Company would have no further obligation to Ms. Howard other than the obligation to pay her base salary through the date of termination and any other compensation and benefits then due.

The employment agreement also provides that if, during the one-year period following a change in control, the Company terminates Ms. Howard’s employment other than for cause, death or disability or Ms. Howard terminates her employment for good reason or if, during the one-year period preceding a change in control, the Company terminates Ms. Howard’s employment other than for cause, death or disability in anticipation of a change in control transaction that the Board is actively considering and that is ultimately consummated, the Company will pay to Ms. Howard (or her legal representatives) as a severance payment an amount in cash equal to (i) three times the sum of her base salary and the average of her annual bonuses for the three most recently completed years, plus (ii) a pro rata portion of her annual bonus for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (subject to subsequent reconciliation based on the Company’s actual performance). In addition, the Company will pay Ms. Howard (or her family in the event of her death) an amount equal to monthly COBRA premiums (less the amount of her portion of such premiums prior to the date of termination) for up to 24 months after the date of termination.

Any compensation paid or awarded to Ms. Howard under the employment agreement is subject to the Company’s clawback policy.

Lee A. Spirer

The term of the Company’s employment agreement with Mr. Spirer, our Executive Vice President and Global Business Leader, began on November 5, 2012 and expired on March 31, 2016. Under the employment agreement, Mr. Spirer was entitled to an initial annual base salary of $550,000 (his annual base salary has been since increased to $650,000) and was eligible to receive an annual cash incentive bonus under the annual incentive plan for the Company’s executive officers based on the achievement of annual performance goals, as determined by the compensation committee. Under the terms of the employment agreement, Mr. Spirer’s target bonus under the annual incentive plan equaled 75% of his base salary (his annual cash bonus target has been since increased to 100% of his base salary). The employment agreement bound Mr. Spirer to certain non-solicitation and non-competition restrictions during the term of his employment and for a period of one year thereafter.

The employment agreement provided, among other things, that if the Company terminates Mr. Spirer other than for “cause” or if Mr. Spirer terminates his employment for “good reason” (in each case, as defined in the employment agreement), the Company would pay Mr. Spirer a cash severance payment equal to the sum of his base salary and the average of his annual bonuses for the three most recently completed years (or such shorter period if employed for less than three years). The employment agreement also provided that if (a) during the one-year period following a change in control, the Company terminates Mr. Spirer’s employment other than for cause, death or disability or if Mr. Spirer terminates his employment for good reason or (b) during the six-month period preceding a change in control, the Company terminates Mr. Spirer’s employment other than for cause, death or disability in anticipation of a change in control transaction that the Board is actively considering and that is ultimately consummated, the Company would pay Mr. Spirer a cash severance payment equal to two times the sum of (i) his base salary and (ii) the average of his annual bonuses for the three most recently completed years (or such shorter period if employed for less than three years). In the event Mr. Spirer became eligible for cash severance benefits under the employment agreement, the Company would also pay Mr. Spirer an amount equal to monthly COBRA premiums (less the amount of his portion of such premiums as in effect prior to the date of termination) for up to 12 months after the date of termination, and Mr. Spirer would also be eligible to receive any earned but unpaid annual bonus for the year prior to his termination and a prorated annual bonus based on actual performance for the year in which Mr. Spirer’s employment terminated.

Effective upon the expiration of Mr. Spirer’s employment agreement, we extended an “at will” offer of continued employment to Mr. Spirer at his then-current base salary. The at-will offer letter provides Mr. Spirer with substantially the same level of severance benefits as he had been entitled to pursuant to his employment agreement. Those severance benefits are subject to Mr. Spirer having been and remaining in compliance with any and all restrictive covenants and other obligations to the Company, including those set forth in the Company’s standard form of executive officer business protection and arbitration agreement.

Monica M. Weed

Effective October 1, 2014, we amended and restated the Company’s employment agreement with Ms. Weed in connection with her promotion to the office of Executive Vice President, General Counsel and Secretary. The employment agreement has a three and a half year term ending on March 31, 2017, unless earlier terminated, subject to a two-year extension beyond any change in control of the Company that occurs prior to March 30, 2017. Under the employment agreement, Ms. Weed will receive an annual base salary of $450,000 and is eligible to receive an annual cash incentive bonus under the annual incentive plan for the Company’s executive officers based on the achievement of annual performance goals, as determined by the compensation committee. Under the terms of the employment agreement, Ms. Weed’s target bonus under the annual incentive plan is equal to 75% of her base salary. The employment agreement binds Ms. Weed to certain non-solicitation and non-competition restrictions during the term of her employment and for a period of one year thereafter.

The employment agreement provides, among other things, that if the Company terminates Ms. Weed other than for “cause,” death or disability or if Ms. Weed terminates her employment for “good reason” (in each case, as defined in the employment agreement), the Company will pay Ms. Weed a cash severance payment equal to the sum of her base salary and the average of her annual bonuses for the three most recently completed years. The employment agreement also provides that if (a) during the one-year period following a change in control, the Company terminates Ms. Weed’s employment other than for cause, death or disability or if Ms. Weed terminates her employment for good reason or (b) during the six-month period preceding a change in control, the Company terminates Ms. Weed’s employment other than for cause, death or disability in anticipation of a change in control transaction that the Board is actively considering and that is ultimately consummated, the Company will pay Ms. Weed a cash severance payment equal to two times the sum of (i) her base salary and (ii) the average of her annual bonuses for the three most recently completed years. In the event Ms. Weed becomes eligible for cash severance benefits under the employment agreement, and also in the event that Ms. Weed’s employment is terminated by reason of death or disability, the Company will also pay Ms. Weed: (1) any earned but unpaid annual bonus for the year preceding the year on which her employment terminates; (2) a prorated annual bonus based on actual performance for the year in which Ms. Weed’s employment terminates; and (3) an amount equal to monthly COBRA premiums (less the amount of her portion of such premiums as in effect prior to the date of termination) for up to 12 months after the date of termination.

DIRECTOR COMPENSATION

For 2015, our non-employee directors received an annual retainer of $80,000. In addition, the chairman of the audit committee and the chairman of the compensation committee each received an additional annual retainer of $15,000, and the chairman of the nominating and governance committee received an additional annual retainer of $10,000. Our Lead Director received an additional annual retainer of $20,000. Any member of the Board who is employed by the Company (or any of its subsidiaries) is not compensated for his or her service on the Board or any of its committees.

All retainers are paid in cash on a quarterly basis, unless a director elects to defer his or her retainer(s) under our directors’ deferred fees plan. This plan provides that a director may elect to defer all or a portion of his or her retainer to an account which earns interest monthly. Payment is then made to a participating director under the plan upon the director’s resignation from the Board or his or her death. A participating director may elect to receive the payment in a lump-sum or in installments over a ten-year period.

The compensation program for our non-employee directors also includes an equity component. In 2015, our non-employee directors received an equity grant consisting of restricted stock units with an aggregate grant date value of $120,000, with the number of restricted stock units awarded to each non-employee director determined based on the average daily closing price of the Company’s common stock during the 30-day calendar period leading up to, but not including, the grant date. All annual equity awards granted to our non-employee directors are made on the same date as our annual meeting of shareholders. On May 14, 2015 (the date of the 2015 annual meeting of our shareholders), each of our non-employee directors then elected to office received an annual equity award consisting of 8,427 restricted stock units granted pursuant to the terms of the 2012 LTIP. The restricted stock units vest upon the earlier of (i) the one year anniversary of the grant date and (ii) the next annual meeting of our shareholders occurring after the grant date.

The compensation committee has adopted stock ownership guidelines that apply to our non-employee directors and is responsible for monitoring compliance with those guidelines and overseeing that they remain appropriate. These guidelines require each of our non-employee directors to own shares of our common stock (as defined in the guidelines) valued at a minimum of four times their annual retainer (excluding any additional annual retainer earned for chairing a committee or serving as our Lead Director). Although there is no specific period of time by which the stock ownership guidelines must be achieved, each of our non-employee directors is expected to make continuous progress towards the guidelines and, prior to meeting the guidelines, is required to hold at least 75% of the net shares received from the vesting of their equity awards or the exercise of stock options. Even after achieving the stock ownership guidelines, our non-employee directors must also comply with holding period requirements with respect to their equity grants. Under these holding period requirements, each of our non-employee directors is required to hold at least 75% of the net shares received from the vesting of their equity awards or the exercise of stock options for at least one year following the vesting or exercise date. As of the end of 2015, all of our non-employee directors were in compliance with these stock ownership guidelines, including the applicable holding period requirements set forth in the guidelines.

The following table summarizes the total compensation paid to or earned by our non-employee directors for 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Lloyd H. Dean	80,000	119,663	—	—	199,663
Hon. Cynthia A. Glassman, Ph.D.	90,000	119,663	—	—	209,663
Stephan A. James	95,000	119,663	—	—	214,663
Samuel K. Skinner	80,000	119,663	—	—	199,663
Governor James R. Thompson	100,000	119,663	—	—	219,663
Michael L. Tipsord	95,000	119,663	—	—	214,663
Randy H. Zwirn	80,000	119,663	—	—	199,663

(1)	Includes an additional annual retainer of $15,000 paid to Mr. Tipsord for serving as chairman of the audit committee; an additional annual retainer of $15,000 paid to Mr. James for serving as chairman of the compensation committee; an additional annual retainer of $10,000 paid to Dr. Glassman for serving as chairman of the nominating and governance committee; and an additional annual retainer of $20,000 paid to Governor Thompson for serving as our Lead Director. For 2015, each of Mr. Tipsord and Governor Thompson elected to defer his retainer under our directors’ deferred fees plan (see the narrative preceding this table for a description of that plan).

(2)	The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units granted to our non-employee directors during 2015 computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions made in calculating the aggregate grant date fair value of these awards are described in Note 9 – Share-Based Compensation Expense to the notes to the consolidated financial statements in our 2015 Form 10-K. As of December 31, 2015, the aggregate number of shares underlying outstanding restricted stock unit awards for each individual serving as a non-employee director during 2015 was as follows:

Lloyd H. Dean	8,427
Hon. Cynthia A. Glassman, Ph.D.	8,427
Stephan A. James	8,427
Samuel K. Skinner	8,427
Governor James R. Thompson	8,427
Michael L. Tipsord	8,427
Randy H. Zwirn	8,427

(3)	As of December 31, 2015, the aggregate number of stock options outstanding for each individual serving as a non-employee director during 2015 was as follows:

Lloyd H. Dean	—
Hon. Cynthia A. Glassman, Ph.D.	18,194
Stephan A. James	18,194
Samuel K. Skinner	18,194
Governor James R. Thompson	15,840
Michael L. Tipsord	18,194
Randy H. Zwirn	—

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

No person who served on the compensation committee in 2015 was an officer or employee of the Company during 2015, was formerly an officer of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules regarding certain relationships and related person transactions. None of our executive officers served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of such committee, the entire board) of another corporation during 2015, where one of the executive officers of the other corporation served on our compensation committee or as one of our directors. None of our executive officers served as a director of another corporation during 2015, where one of the executive officers of the other corporation served on our compensation committee.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE

OFFICERS AND PRINCIPAL HOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2016 (unless otherwise indicated) by: (i) each of our directors and director nominees; (ii) each of our NEOs; (iii) all of our directors and executive officers as a group; and (iv) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, based on filings with the SEC. We believe that, except where noted otherwise, each person named below has sole voting and dispositive power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

	Shares Beneficially Owned(1)
Directors, Director Nominees and Executive Officers	Number	Percent
Lloyd H. Dean	15,368	*
Hon. Cynthia A. Glassman, Ph.D.	76,017	*
Julie M. Howard	401,171	*
Stephan A. James	85,242	*
Samuel K. Skinner	90,964	*
Governor James R. Thompson	98,499	*
Michael L. Tipsord	105,142	*
Randy H. Zwirn	13,298	*
Lucinda M. Baier(2)	10,926	*
Thomas A. Nardi	13	*
Lee A. Spirer	100,392	*
Monica M. Weed	120,982	*

All directors and executive officers as a group (12 persons)	1,118,014	2.36%

Name and Address of 5% Shareholders
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055(3)	4,483,513	9.47%
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355(4)	3,551,643	7.50%
Columbia Wanger Asset Management, LLC, 227 West Monroe Street, Suite 3000, Chicago, IL 60606(5)	3,399,268	7.18%
Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746(6)	3,296,675	6.96%
T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202(7)	2,756,472	5.82%

* Less than 1%.

(1)	Includes shares of our common stock subject to stock options that are or become exercisable within 60 days of March 31, 2016 and shares underlying restricted stock units that are scheduled to vest within 60 days of March 31, 2016 as follows:

	Stock Options	Restricted Stock Units
Lloyd H. Dean	—	8,427
Hon. Cynthia A. Glassman, Ph.D.	18,194	8,427
Julie M. Howard	219,952	—
Stephan A. James	18,194	8,427
Samuel K. Skinner	18,194	8,427
Governor James R. Thompson	15,840	8,427
Michael L. Tipsord	12,971	8,427
Randy H. Zwirn	—	8,427
Lucinda M. Baier	—	—
Thomas A. Nardi	—	—
Lee A. Spirer	52,196	—
Monica M. Weed	53,008	—

All directors and executive officers as a group (12 persons)	408,549	58,989

(2)	Ms. Baier resigned from her position as Executive Vice President and Chief Financial Officer effective November 30, 2015. Her beneficial ownership information as reported in the table above is reported as of such date.

(3)	Based solely on information provided in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 27, 2016. As of December 31, 2015, BlackRock reported having sole voting power with respect to 4,363,919 shares and sole dispositive power with respect to all 4,483,513 shares reported on the Schedule 13G/A. BlackRock reported that the following BlackRock subsidiaries beneficially owned our common stock as of December 31, 2015: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC. Of these subsidiaries, only BlackRock Fund Advisors was reported as owning 5% or greater of our outstanding common stock as of December 31, 2015.

(4)	Based solely on information provided in the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2016. As of December 31, 2015, Vanguard reported having sole voting power over 61,461 shares, shared voting power over 13,500 shares, sole dispositive power over 3,479,782 shares and shared dispositive power over 71,861 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 58,361 shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 16,600 shares as a result of its serving as investment manager of Australian investment offerings.

(5)	Based solely on information provided in the Schedule 13G/A filed by Columbia Wanger Asset Management, LLC (“CWAM”) with the SEC on January 20, 2016. As of December 31, 2015, CWAM reported having sole voting power with respect to 3,040,175 shares and sole dispositive power with respect to all 3,399,268 shares reported on the Schedule 13G/A. The Schedule 13G/A reported that CWAM does not directly own any shares of our common stock, but as the investment adviser of various other investment companies and managed accounts, CWAM may be deemed to beneficially own the shares reported on the Schedule 13G/A. CWAM disclaimed beneficial ownership of any of the shares reported on the Schedule 13G/A.

(6)

Based solely on information provided in the Schedule 13G/A filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on February 9, 2016. As of December 31, 2015, DFA reported having sole voting power with respect to 3,147,154 shares and sole dispositive power with respect to all 3,296,675 shares reported on the Schedule 13G/A. The Schedule 13G/A reported that DFA, a registered investment adviser, furnishes investment advice to four registered investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”), and in certain cases, subsidiaries of DFA may act as an adviser, sub-adviser and/or manager to certain Funds. In its role as investment adviser, sub-adviser and/or manager, DFA or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of our common stock that are owned by the Funds and may be deemed to be the beneficial owner of the shares of our common stock held by the Funds. Dimensional disclaimed beneficial ownership of any of the shares reported on the Schedule 13G/A. The Schedule 13G/A further reported that the Funds own all of the shares reported in the Schedule 13G/A and have the right to receive or the power to direct the receipt of dividends or proceeds from the sale of shares of our common stock that are held in their respective accounts and that, to the knowledge of Dimensional, the interest of any one Fund did not exceed 5% of our outstanding common stock as of December 31, 2015.

(7)	Based solely on information provided in the Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 12, 2016. As of December 31, 2015, Price Associates reported having sole voting power with respect to 812,950 shares and sole dispositive power with respect to all 2,756,472 shares reported in the Schedule 13G. The Schedule 13G reported that, as of December 31, 2015, not more than 5% of our outstanding common stock was owned by any one of Price Associates’ clients for which it serves as investment adviser.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of copies of such reports and representations received from our directors and executive officers, we believe that during the year ended December 31, 2015, our directors, executive officers and 10% shareholders complied with their Section 16(a) filing requirements on a timely basis.

CERTAIN RELATIONSHIPS AND

RELATED PARTY TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, more than 5% shareholders and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” In accordance with our written related person transaction policy, any related person transaction must be approved or ratified by the audit committee or, if the audit committee so determines, by all disinterested members of the Board (by the vote of a majority of the disinterested members).

The audit committee considers all relevant factors when determining whether to approve a related person transaction including the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

We have not had any related person transactions requiring approval of the audit committee since January 1, 2015.

PROPOSAL 2

VOTE TO APPROVE, ON AN ADVISORY BASIS,

OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with a vote to approve, on an advisory basis, the compensation paid to our NEOs as disclosed in this Proxy Statement. This advisory vote on executive compensation is commonly referred to as a “say-on-pay” vote. Based on the voting results from the 2011 annual meeting of our shareholders with respect to the frequency of future say-on-pay votes, the Board has decided to include a say-on-pay vote in our proxy statement on an annual basis until the next required advisory vote on the frequency of future say-on-pay votes.

The overall objective of our executive compensation program is to attract, retain and motivate highly qualified and effective executive officers in order to positively impact the Company and ultimately create long-term value for our shareholders. We designed our executive compensation program to meet this objective by:

•	aligning our NEOs’ incentive compensation opportunities with the Company’s financial and strategic performance goals, as well as the relative performance of our stock price over time;

•	providing our NEOs with target compensation opportunities that are competitive with other companies in our peer group; and

•	discouraging excessive risk taking and promoting sound corporate governance.

This pay philosophy is evidenced by, among other things, the following features of our executive compensation program:

•

Performance-based compensation represented a significant portion of our NEOs’ total direct compensation opportunity for 2015. In particular, approximately 63% of our CEO’s 2015 total direct compensation opportunity was tied to the achievement of pre-established financial and individual performance goals aligned with the Company’s operating and long-term strategic initiatives or relative TSR.

•

A significant portion of our NEOs’ compensation package consists of performance-based restricted stock units which vest, if at all, based on the Company’s achievement of quantitative performance goals with respect to cumulative adjusted EBITDA and relative TSR, each over a three-year performance period. The performance-based restricted stock unit awards granted to each of our NEOs (excluding Mr. Nardi) in 2013 and which vested on March 15, 2016 based on our financial and stock performance over the three-year performance period ended December 31, 2015, vested at 97.4% of target.

•

The cash bonuses paid to our NEOs under our annual incentive plan are tied to pre-established financial and individual performance goals that are aligned with the Company’s operational and long-term strategic initiatives. Based on the Company’s actual financial performance and the relative achievement by each NEO of his or her respective individual performance goals for 2015, the bonuses paid to our participating NEOs under our 2015 annual incentive plan ranged between approximately 113% and 121% of their respective annual cash bonus targets.

•	75% of the equity incentive awards granted to our NEOs in 2015 was performance-based, delivered in the form of performance-based restricted stock units and stock options.

•

We have a clawback policy requiring the reimbursement of excess incentive compensation paid to the Company’s executive officers in the event of certain restatements of the Company’s financial statements.

•	All of our employees, including our NEOs, are prohibited from selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock, and are also prohibited (on a prospective basis after January 1, 2013) from holding shares of our common stock in a margin account or pledging shares of our common stock as collateral for a loan.

We encourage you to read the sections entitled “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” on pages 16 through 40 of this Proxy Statement for additional details relating to our executive compensation program.

We are asking our shareholders to indicate their support for our executive compensation program by voting “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the compensation tables and related narrative discussion.”

The say-on-pay vote is an advisory vote only, and therefore, it will not bind the Company or the Board (or any of its committees). However, the Board and the compensation committee will consider the voting results, as appropriate, when making future compensation decisions for our NEOs.

The Board and the compensation committee unanimously recommend that our shareholders vote “FOR” the approval of the advisory resolution relating to the compensation paid to our NEOs as disclosed in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016

Shareholders will be asked to ratify the appointment by the audit committee of KPMG LLP as our independent registered public accounting firm for fiscal year 2016. KPMG LLP has served as the Company’s accounting firm since our initial public offering in 1996.

In selecting KPMG LLP to serve as our independent registered public accounting firm for fiscal year 2016, the audit committee considered a number of factors, including:

•	the quality of its ongoing discussions with KPMG LLP, including the professional resolution of accounting and financial reporting matters with KPMG LLP’s national office;

•	the professional qualifications of KPMG LLP, the lead audit partner and other key engagement partners;

•	KPMG LLP’s independence program and its processes for maintaining its independence;

•	KPMG LLP’s depth of understanding of our businesses, accounting policies and practices and internal control over financial reporting;

•	the appropriateness of KPMG LLP’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms);

•	consideration of KPMG LLP’s known legal risks and significant proceedings that may impair their ability to perform our annual audit;

•	the most recent PCAOB inspection report on KPMG LLP and the actions taken by KPMG in response to inspection findings, including investment in audit quality; and

•	the results of management’s and the audit committee’s annual evaluations of the qualifications, performance and independence of KPMG LLP.

The members of the audit committee believe that the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interests of the Company and its shareholders. The Board and the audit committee unanimously recommend that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016.

Representatives from KPMG LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. The KPMG LLP representatives will be given an opportunity to make a statement if they desire.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, our independent registered public accounting firm, has provided an unqualified opinion regarding our consolidated financial statements as of and for the year ended December 31, 2015 and the effectiveness of our internal control over financial reporting as of December 31, 2015. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for 2014 and 2015 and fees billed for other services rendered by KPMG LLP. The audit committee reviewed 100% of the services provided by KPMG LLP with respect to such fees and concluded that such services were compatible with maintaining KPMG LLP’s independence. The audit committee is responsible for audit fee negotiations associated with the retention of KPMG LLP as the Company’s independent registered public accounting firm.

The audit committee reviews and pre-approves both audit and permitted non-audit services provided by KPMG LLP and will not approve any engagement of KPMG LLP to perform any non-audit services prohibited by law or regulation. At each regular audit committee meeting, the audit committee receives updates on the services actually provided by KPMG LLP, and management may submit additional services for pre-approval. The audit committee has delegated to the chairman of the audit committee the authority to evaluate and approve engagements on behalf of the audit committee in the event that a need arises for pre-approval between regular audit committee meetings. If the chairman of the audit committee so approves any such engagements, he will report that approval to the full audit committee at the next audit committee meeting.

Each year, the independent registered public accounting firm’s engagement to audit our annual consolidated financial statements is approved by the audit committee before the filing of the preceding year’s Annual Report on Form 10-K.

	2015	2014
Audit fees	$1,508,282	$1,486,427
Audit-related fees (1)	112,719	113,672

Audit and audit-related fees	1,621,001	1,600,099
Tax fees	—	—
All other fees (2)	155,040	142,318

Total fees	$1,776,041	$1,742,417

(1)	Audit-related fees consist of fees for a report on our controls as a service organization under Statement on Standards for Attestation Engagements (SSAE) No. 16, performed at the request of certain clients of the Company.

(2)	All other fees are comprised primarily of acquisition due diligence services.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

If you wish to submit a proposal to be included in the proxy statement for the 2017 annual meeting of our shareholders, you must submit the proposal in writing to our corporate secretary at Navigant Consulting, Inc., 30 S. Wacker Drive, Suite 3550, Chicago, Illinois 60606, Attention: Corporate Secretary. We must receive the proposal by December 9, 2016 in order to consider it for inclusion in our proxy materials for the 2017 annual meeting. Any such proposal must meet the requirements of Rule 14a-8 under the Exchange Act.

For proposals to be presented at the 2017 annual meeting but not included in our proxy materials, our By-Laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must deliver written notice to, or mail such written notice so that it is received by, our corporate secretary at our principal executive office, not less than 120 nor more than 150 days prior to the first anniversary of the date our proxy statement is released to shareholders in connection with the previous year’s election of directors or annual meeting of shareholders, except that if no annual meeting of shareholders or election of directors by consent was held in the previous year, the proposal must be received by us within ten days after we have publicly disclosed the date of the annual meeting in the manner provided in our By-Laws. For the 2017 annual meeting, any such proposals must be received by December 9, 2016, and no earlier than November 9, 2016.

In addition, our By-Laws provide that nominations by shareholders of persons for election as directors must be made by written notice delivered to, or mailed and received by, our corporate secretary at our principal executive office not less than 120 nor more than 150 days prior to the annual meeting, except that if we have not publicly disclosed the date of the annual meeting in the manner provided in our By-Laws at least 70 days prior to the meeting date, written notice may be given by a shareholder if received by our corporate secretary not later than the close of business on the tenth day following the date on which we publicly disclose the date of the annual meeting.

Our By-Laws contain provisions regarding information that must be set forth in a shareholder’s notice or otherwise provided in connection with shareholder nominations or other business to be brought before an annual meeting by a shareholder.

OTHER INFORMATION

If a shareholder or any other interested party has a matter that they would like to communicate with the Board, our non-management directors as a group, or any individual director (including our Lead Director), the shareholder or interested party may write to our Lead Director at the following address:

Governor James R. Thompson

c/o Office of the Corporate Secretary

Navigant Consulting, Inc.

30 S. Wacker Drive, Suite 3550

Chicago, Illinois 60606

All communications will be reviewed by our Lead Director, who will determine whether the communication should be distributed to the Board, all of our non-management directors as a group or the specified individual director, as applicable.

If you would like a copy of our 2015 Form 10-K (including the financial statements and financial statement schedule), we will send you one without charge. Please direct your written request to:

Mr. Aaron Miles

Director, Investor Relations

Navigant Consulting, Inc.

30 S. Wacker Drive, Suite 3550

Chicago, Illinois 60606

NAVIGANT CONSULTING, INC. 30 S. WACKER DRIVE SUITE 3550 CHICAGO, IL 60606	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 16, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 16, 2016. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M99868-P73345                KEEP THIS PORTION  FOR YOUR RECORDS

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAVIGANT CONSULTING, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a. Lloyd H. Dean 1b. Hon Cynthia A. Glassman, Ph.D. 1c. Julie M. Howard 1d. Stephan A. James 1e. Samuel K. Skinner 1f. Gov. James R. Thompson 1g. Michael L. Tipsord 1h. Randy H. Zwirn		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.     Proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement.

3.     Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2016.

NOTE: The proxies will vote in their discretion upon any other business properly brought before the meeting, or any adjournments or postponements of the meeting.

								For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M99869-P73345

NAVIGANT CONSULTING, INC.

Annual Meeting of Shareholders - May 17, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Navigant Consulting, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice & Proxy Statement and Annual Report and hereby appoint(s) Scott S. Harper and Monica M. Weed, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Navigant Consulting, Inc., to be held at 10:00 A.M., Central Time, on Tuesday, May 17, 2016, at 10 South Wacker Drive, 12th Floor, Chicago, Illinois 60606, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, on all matters set forth on the reverse side.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be marked, signed and dated on the reverse side.